Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between:

CONEXANT SYSTEMS, INC.,

a Delaware corporation;

and

IKANOS COMMUNICATIONS, INC.,

a Delaware corporation

Dated as of April 21, 2009

i

	2.13	Taxes	20

	2.14	Territorial Restrictions	20

	2.15	Absence of Changes	20

	2.16	Assets, Properties	20

	2.17	Customers and Suppliers	21

	2.18	Seller Products and Inventory	21

	2.19	Export Controls, Trade Sanctions and Certain Payments	22

	2.20	Continued Employment	22

	2.21	Disclosure	22

	2.22	Financial Advisor	22

	2.23	Opinion of Financial Advisor	23

	2.24	Valuation Analysis	23

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		23

	3.1	Due Organization	23

	3.2	Authority	23

	3.3	Binding Nature of Agreements	24

	3.4	Non-Contravention; Consents	24

	3.5	Cash Consideration	24

	3.6	Financial Advisor	24

4.	PRE-CLOSING COVENANTS		24

	4.1	Access	24

	4.2	Conduct of Business	24

	4.3	Filings	26

	4.4	Consents; Releases	28

	4.5	Certain Updates	28

	4.6	No Shop	28

	4.7	Confidentiality	29

	4.8	Assets in India and China	29

	4.9	Non-Transferred Inbound IP Licenses	30

	4.10	Conditions	30

	4.11	Financial and Other Information	30

	4.12	Securities Purchase Agreement	31

	4.13	Warranty/RMAs	31

5.	CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE		31

	5.1	Accuracy of Representations	31

	5.2	Performance of Obligations	32

	5.3	Reserved	32

	5.4	Instruments of Transfer	32

	5.5	Ancillary Agreements	32

	5.6	No Restraints	32

	5.7	No Proceedings	32

	5.8	Seller Required Approvals	32

	5.9	Seller Closing Certificate	32

	5.10	FIRPTA Certificate	33

	5.11	Employee Offer Letter	33

	5.12	Seller Material Adverse Effect	33

	5.13	Securities Purchase Agreement	33

6.	CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE		33

	6.1	Accuracy of Representations	33

	6.2	Performance of Obligations	33

	6.3	Reserved	33

	6.4	Delivery of Consideration	33

	6.5	Instruments of Transfer	33

	6.6	Ancillary Agreements	34

	6.7	No Restraints	34

	6.8	Purchaser Closing Certificate	34

	6.9	Consent	34

7.	TERMINATION		34

	7.1	Right to Terminate Agreement	34

	7.2	Termination Procedures	35

	7.3	Effect of Termination	35

8.	INDEMNIFICATION		37

	8.1	Survival of Representations	37

	8.2	Indemnification by the Seller	38

	8.3	Indemnification by the Purchaser	40

	8.4	Third Party Claim Indemnification Procedures	40

	8.5	Claims Procedure	42

	8.6	Adjustments to Losses	42

	8.7	Payments	43

	8.8	Characterization of Indemnification Payments	43

	8.9	Effect of Waiver of Condition	43

9.	EMPLOYEE MATTERS		43

	9.1	Employment Matters	43

	9.2	Waiver of Waiting Period	46

	9.3	Certain Foreign National Employees	46

	9.4	W-2/Payroll Matters	47

	9.5	COBRA	47

	9.6	WARN	47

	9.7	No Third Party Rights	47

	9.8	Employee Communications	47

	9.9	401(k) Plan	48

10.	MISCELLANEOUS		48

	10.1	No Implied Representations	48

	10.2	Further Actions	48

	10.3	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial By Jury	49

	10.4	Notices	49

	10.5	Public Announcements	51

	10.6	Fees and Expenses	51

	10.7	Books and Records	51

	10.8	Nonsolicitation and Non-Competition	51

	10.9	Assignment	52

	10.10	Parties in Interest	53

	10.11	Severability	53

	10.12	Entire Agreement	53

	10.13	Waiver	53

	10.14	Amendments	53

	10.15	Bulk Sales	53

10.16	Counterparts	53

10.17	Interpretation of Agreement	53

10.18	Certain Definitions	54

TABLE OF EXHIBITS

Exhibit A	Form of IP License Agreement
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Intellectual Property Assignment Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Transition Services Agreement

Schedule A	Key Employee
Schedule B	Actions and Proceedings
Schedule C	Severance Policies

v

THIS ASSET PURCHASE AGREEMENT is being entered into as of April 21, 2009, by and between: CONEXANT SYSTEMS, INC., a Delaware corporation (the “Seller”), and IKANOS COMMUNICATIONS, INC., a Delaware corporation (the “Purchaser”). The Seller and the Purchaser are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Certain other capitalized terms used in this Agreement are defined in Section 10.18.

RECITALS

WHEREAS, the Seller is engaged in the business of designing, developing and selling DSL Products (the “Business”);

WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase and assume from the Seller certain of the assets and liabilities of the Business, as more particularly set forth herein;

WHEREAS, on the Closing Date, the Seller and the Purchaser will enter into (or, as applicable, will cause one or more of their respective Affiliates to enter into) an IP License Agreement in the form of Exhibit A (the “IP License Agreement”), one or more Assignment and Assumption Agreements substantially in the form of Exhibit B (the “Assignment and Assumption Agreements”), one or more Intellectual Property Assignment Agreements in the form of Exhibit C (the “Intellectual Property Assignment Agreements”), and the Transition Services Agreement;

WHEREAS, on the Closing Date, the Seller and the Purchaser will enter into an Escrow Agreement, substantially in the form of Exhibit D, pursuant to which a portion of the Purchase Price will be deposited into and held in escrow to offset in part potential indemnification claims of the Purchaser under this Agreement; and

WHEREAS, certain of the purchase and sale transactions provided for in this Agreement shall be effected through one or more Local Purchase Agreements which will be subject to the terms, provisions and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS.

1.1 Sale and Purchase of Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing, the Seller will and will cause each of its Affiliates to, sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller or such Affiliates, all of the rights, title and interests of the Seller and each of its Affiliates into and under the following (which, subject to Section 1.2, are referred to in this Agreement as the “Transferred Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances:

(a) (i) the patents and patent applications identified on Schedule 1.1(a)(i), as well as any foreign or multinational counterparts (including Patents, statutory invention registrations, patent registrations industrial designs and industrial models) thereof, whether or not identified on Schedule 1.1(a)(i), including all rights therein provided by multinational treaties or conventions and all inventions and improvements covered by the claims in such applications and registrations (collectively, the “Transferred Patents”); (ii) the patents and patent applications identified on Schedule 1.1(a)(ii), including all rights therein provided by multinational treaties or conventions and all inventions and improvements covered by the claims in such applications and registrations (collectively, the “Other Transferred Patents”); and (iii) the invention disclosures identified on Schedule 1.1(a)(iii) and including all rights therein as well as all inventions and improvements disclosed therein made by the Seller;

(b) the Intellectual Property Rights (other than Patent rights) in and to or associated with the items identified on Schedule 1.1(b) (the “Transferred Non-Patent IP”);

(c) the Inventory (the “Transferred Inventory”);

(d) (i) the contracts identified on Schedule 1.1(d), and (ii) any other contract primarily related to the Business, entered into by the Seller or any of its Affiliates after the date of this Agreement but prior to the Closing without violating Section 4.2 of this Agreement (the contracts described in this Section 1.1(d) shall be collectively referred to as the “Transferred Contracts”);

(e) the prototypes, systems, equipment, furniture, fixtures, computer equipment, masks and other fixed assets that are identified on Schedule 1.1(e) (the “Transferred Fixed Assets”);

(f) all causes of action, lawsuits, judgments, claims and demands of any nature available from time to time to or being pursued by the Seller or any of its Affiliates in each case to the extent related to the Business, the Transferred Assets, the Assumed Liabilities or the ownership, operation, use, function or value of any Transferred Asset, whether known or unknown, suspected or unsuspected and whether arising by way of counterclaim or otherwise including the right of the Seller or any of its Affiliates to pursue claims and enforce the obligations of any party to any proprietary/confidential information agreements and non-competition agreements to which any current or former employee, consultant, contractor and actual or potential business partner, counterparty or investor of or in the Seller or any of its Affiliates is a party, in each case to the extent related to the Business or any of the Transferred Assets, except in each case to the extent (i) included in the Excluded Assets or (ii) related to Intellectual Property Rights that are not Transferred Assets;

(g) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any Transferred Asset;

(h) all Books and Records (except for a reasonable number of copies of embodiments of the Transferred IP, which will be retained by the Seller for use under, and in a manner consistent with, the IP License Agreement); and

(i) all guaranties, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates to the extent related to any Transferred Asset.

1.2 Excluded Assets. The Seller will not be required to sell, convey, assign or transfer to the Purchaser, and the Transferred Assets will not include any assets other than the Transferred Assets (collectively, the assets of the Seller not included in the Transferred Assets are referred to herein as the “Excluded Assets”); notwithstanding anything to the contrary contained in Section 1.1, the Seller will not be required to sell or transfer to the Purchaser, and the Transferred Assets will not be deemed to include any of the following or any right or interest in, to or under any of the following:

(a) any cash, cash equivalents or Accounts Receivable;

(b) any asset or contract identified on Schedule 1.2(b);

(c) all rights and interests in connection with, and assets of, any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other employee benefit plan, program, arrangement or agreement established, maintained, sponsored or contributed to by the Seller or any ERISA Affiliate, including the Seller Plans;

(d) all Intracompany Receivables;

(e) subject to Section 1.14, any Transferred Contract if: (i) a Consent is required to be obtained from any Person in order to permit the sale or transfer to the Purchaser of the Seller’s rights under such Transferred Contract and (ii) such Consent shall not have been obtained prior to the Closing;

(f) all guaranties, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates to the extent exclusively related to any Seller Product sold prior to the Closing Date; and

(g) all personnel records of employees that are not Hired Employees and personnel records of any Hired Employees whose consent to such transfer is required under Legal Requirement to the extent such Hired Employee has not consented to such transfer.

1.3 Purchase Price.

(a) Subject to the terms and conditions of this Agreement, in consideration for the sale of the Transferred Assets to the Purchaser, at the Closing, in addition to the Assumed Liabilities, the Purchaser will pay to the Seller, by wire transfer of immediately available funds, the sum of $47,250,000 less any amounts being paid pursuant to the Local Purchase Agreements (collectively, the “Cash Closing Payment”).

(b) Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser will pay to US Bank National Association, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, $6,750,000 (the “Escrow Amount” and collectively with the Cash Closing Payment, the “Purchase Price”).

(c) To the extent that the Allocation (as defined in Section 1.9) allocates a portion of the Purchase Price to Transferred Assets located in China or India, the Purchaser (or an Affiliate of the Purchaser) shall pay in U.S. dollars (unless otherwise required under local Legal Requirements) that portion of the Cash Closing Payment to the Affiliate of the Seller that is party to the Local Purchase Agreement related to such country. Payment made under this Section 1.3(c) shall reduce the payment required to be made by the Purchaser under Section 1.3(a) (which, in the case of any payment made other than in U.S. dollars, will be converted into U.S. dollars at the applicable Exchange Rate on the day prior to the Closing Date).

1.4 Inventory Adjustment.

(a) Within 45 days following the Closing Date, the Purchaser shall deliver to the Seller a statement (the “Purchaser’s Calculation”) setting forth the Transferred Inventory, net of reserves (“Net Inventory”) as of the Closing Date (the “Closing Inventory Value”) determined in conformity with GAAP.

(b) If the Seller disagrees with the Purchaser’s Calculation, the Seller may, within 15 days after delivery of the Purchaser’s Calculation, deliver a notice (the “Seller’s Objection”) to the Purchaser disagreeing with the Purchaser’s Calculation and specifying, in reasonable detail (i) the Seller’s calculation of the Closing Inventory Value and (ii) the Seller’s grounds for such disagreement.

(c) If a Seller’s Objection is duly delivered pursuant to Section 1.4(b), the Purchaser and the Seller shall, during the 15 days following such delivery, use their reasonable efforts to reach agreement on the Closing Inventory Value. If they are unable to reach such agreement during such period, the parties shall promptly engage the CPA Firm to review promptly the Net Inventory for the purpose of calculating the Closing Inventory Value. In making such calculation, the CPA Firm shall determine the Closing Inventory Value. The CPA Firm shall deliver to the Purchaser and the Seller, as promptly as practicable, a report setting forth such calculation of the Closing Inventory Value. Such report shall be final and binding upon the Purchaser and the Seller (absent manifest error). The cost of the CPA Firm shall be borne equally by the Purchaser and the Seller.

(d) The Purchaser and the Seller each agree to reasonably cooperate and assist in the determination of the Closing Inventory Value under this Section 1.4, including by making available to the other party and its representatives, to the extent reasonably requested, reasonable access to books, records, work papers, personnel and representatives in connection with such other party’s preparation and review of the closing statement.

(e) The Seller shall use its commercially reasonable efforts to manage its purchases and sale of inventory in the Business such that the value, net of excess and obsolete inventory reserves, of the Transferred Inventory at the Closing (determined in accordance with GAAP as applied by the Seller consistent with its past practices), shall not be more than $2,000,000 less than the Base Inventory Value or more than $2,000,000 greater than the Base Inventory Value, unless the Seller has received the written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller shall also use its commercially reasonable efforts to manage its sales of Seller Products so that the amount of

Seller Products remaining in Channel Inventory at the Closing does not have a value (determined in accordance with GAAP as applied by the Seller consistent with its past practices) in excess of $4,000,000. If the value of the Channel Inventory, determined using the Seller’s net sales price to the respective distributors, remaining at the Seller’s distributors at the Closing is greater than $4,000,000, the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, the amount by which the value of the Channel Inventory at the Closing is greater than $4,000,000, unless the Purchaser in its sole discretion agrees to a higher amount. If the Final Inventory Value is less than the Base Inventory Value, the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, the amount by which the Final Inventory Value is less than the Base Inventory Value. If the Final Inventory Value is greater than the Base Inventory Value, the Purchaser shall pay to the Seller, as an adjustment to the Purchase Price, the amount by which the Final Inventory Value is greater than the Base Inventory Value; provided that any such payment by the Purchaser to the Seller shall not exceed $2,000,000 unless the Purchaser has delivered an Inventory Consent with respect to the Inventory in excess of such amount. “Final Inventory Value” means the Closing Inventory Value (i) as shown in the Purchaser’s Calculation if no Seller’s Objection is duly delivered to the Purchaser in compliance with Section 1.4(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Purchaser and the Seller pursuant to Section 1.4(c) or (B) in the absence of such agreement, as shown in the CPA Firm’s calculation delivered pursuant to Section 1.4(c). “Channel Inventory” means the Seller Products shipped by the Seller to its distributors prior to the Closing for resale, regardless of whether any of the following is applicable: (i) the Seller has, in accordance with GAAP, recognized on or before the Closing, the revenue from the sale of such Seller Products to the applicable distributor, or (ii) the distributor to whom the Seller sold the Seller Products has the right to return such Seller Products to the Seller pursuant to the applicable distributor agreement or otherwise.

(f) During the Pre-Closing Period, the Seller shall operate in the ordinary course of business with respect to its Inventory practices. During the six-month period commencing on the Closing Date, the Seller shall permit its distributors (and the Purchaser shall also permit the Seller’s distributors) to sell any Channel Inventory in their possession at that time. During this same six-month period, the Purchaser shall not sell the same Seller Products at a lower price to the distributors of the Seller holding any Channel Inventory other than in the Purchaser’s ordinary course of business. Schedule 1.4(f) lists the original equipment manufacturers and distributors to which, for the six-month period commencing on the Closing Date, the Purchaser will not sell such products at a lower price or which the Purchaser will not offer any rebate, discount or other price incentive in a manner intended to induce such original equipment manufacturers or distributors to return any of the Channel Inventory to the Seller. From and after the date that is six months after the Closing Date, the Seller shall accept Channel Inventory from its distributors in return for a credit or payment therefor consistent with the applicable distributor agreement. The Seller shall promptly notify the Purchaser in writing of the return of any such Channel Inventory, and for a period of 20 days after receipt of such notice, the Purchaser shall have the right to purchase from the Seller any such returned Channel Inventory at the Seller’s standard cost. If the Purchaser declines to purchase, or does not respond to the Seller within such 20 day period, the Seller shall destroy such returned Channel Inventory.

(g) Any payment pursuant to this Section 1.4 shall be made within 10 days after the determination of the Final Inventory Value by the Seller or the Purchaser, as the case may be, by wire transfer of immediately available funds to such account or accounts as may be designated by the Seller or the Purchaser, as the case may be.

1.5 Escrow Fund.

(a) On or prior to the Closing, the Seller and the Purchaser shall enter into an escrow agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”), with the Escrow Agent. Pursuant to the terms of the Escrow Agreement, the Purchaser will create the escrow fund (the “Escrow Fund”) on the date of the Closing by depositing the Escrow Amount with the Escrow Agent on the date of the Closing. The Escrow Agent shall hold the Escrow Fund in an escrow account and invest the Escrow Fund in a money market fund mutually agreed upon by the Seller and the Purchaser. In addition, the Escrow Agent will not transfer any interest in such Escrow Fund except pursuant to the terms of the Escrow Agreement.

(b) Subject to the terms of the Escrow Agreement, the Escrow Amount still held in escrow (including accrued interest to the extent provided in the Escrow Agreement) and not subject to pending, unresolved claims thereunder shall be released from the Escrow Fund to the Seller five (5) Business Days following the end of the Survival Period.

1.6 Assumption of Liabilities.

(a) On the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall assume the following obligations and liabilities of the Seller (the “Assumed Liabilities”): (i) all Liabilities arising on or after the Closing under the Transferred Contracts (but excluding, for any breach arising in whole or in part on or prior to the Closing Date, that portion of the Liability relating to the pre-Closing breach); (ii) all Liabilities with respect to Taxes arising out of or related to the operation of the Business or the Transferred Assets after the Closing Date; (iii) all Liabilities with respect to Open Incoming POs entered into (A) on or before the date hereof or (B) otherwise in compliance with this Agreement (but excluding, for any breach arising in whole or in part on or prior to the Closing Date, that portion of the Liability relating to the pre-Closing breach); (iv) all Liabilities with respect to Open Outgoing POs for normal operating expenses entered into by the Seller in the ordinary course of business and in accordance with this Agreement and as listed on Schedule 1.6(a) which shall be delivered by the Seller to the Purchaser seven (7) days prior to the Closing and dated as of such date; (v) all Liabilities for product warranty claims and product liability claims with respect to Seller Products manufactured or sold after the Closing Date; (vi) all Liabilities to the extent arising out of, relating to or in connection with the ownership or operation of the Business or the Transferred Assets after the Closing Date; (vii) all Liabilities for all accrued but unpaid vacation, holiday, flexible time off and sick pay of the Specified Employees, except for the Specified Employees in Noida, India (collectively, “Vacation Accrual”); and (viii) any Liabilities for Patent infringement with respect to activities conducted by the Purchaser after the Closing Date, including the sale of any Seller Products (including any Seller Products included in the Transferred Inventory) after the Closing Date. For the avoidance of doubt, Assumed Liabilities shall not include any Excluded Liabilities.

(b) At the Closing, the Purchaser shall deliver to the Seller the Assignment and Assumption Agreements. For the avoidance of doubt it is hereby clarified that the Purchaser’s assumption of liabilities under this Section 1.6 shall be considered part of the consideration paid for the Transferred Assets. Taxes shall only be an Assumed Liability to the extent provided for in this Section 1.6.

1.7 Excluded Liabilities. The Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities.

1.8 Sales and Transfer Taxes; VAT; Tax Matters.

(a) Any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, Import Duties, filing fees or similar taxes, charges, fees or expenses (other than Taxes attributable to the Seller’s gain or income from the sale of the Transferred Assets or Seller’s ownership, use and operation of the Business or any Transferred Assets or expenses associated with a failure by the Seller to appropriately remit Taxes or timely file the appropriate Tax Returns) (all such amounts are collectively referred to herein as “Transfer Taxes”) that may become payable in connection with the sale of the Transferred Assets to the Purchaser and the assumption by the Purchaser of the Assumed Liabilities or any of the other transactions contemplated by the Transactional Agreements, other than VAT, shall be split evenly such that one-half of such amounts shall be borne and paid by the Seller and one-half shall be borne and paid by the Purchaser. Notwithstanding the foregoing, the Purchaser shall bear all government fees, Transfer Taxes and other costs that arise directly as the result of the de-bonding and transfer of the de-bonded Transferred Assets in India, including, without limitation, import duties levied as a direct result of the de-bonding process for assets held by the Seller in a bonded customs warehouse arrangement under the Software Technology Parks of India program and any costs that would be incurred regardless of whether or not the Transferred Assets are de-bonded shall be split evenly such that one-half of such amounts actually incurred shall be borne and paid by the Seller and one-half shall be borne and paid by the Purchaser.

(b) The Purchase Price under this Agreement in respect of the sale of the Transferred Assets and the assumption of the Assumed Liabilities is exclusive of any VAT in respect of which the provisions of this Section 1.8(b) shall apply. To the extent that any relevant jurisdiction provides for relief or exemption from VAT on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, including as a result of it being a transfer of a going concern, the Seller and the Purchaser shall each use all reasonable efforts to secure such treatment as regards the sale of the Transferred Assets and the assumption of the Assumed Liabilities (insofar as the Business is carried on in the relevant jurisdiction) under this Agreement. Such efforts shall, for the avoidance of doubt, include the making of an election or application in respect of VAT in any such jurisdiction or entering into a written agreement. The Purchaser agrees that it will use the Transferred Assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as the Seller, unless otherwise explicitly stated in this Agreement.

If VAT is chargeable, the Seller shall provide the Purchaser with a valid VAT invoice that meets all requirements imposed by the relevant Governmental Entity with responsibility for Taxes and which specifically states the VAT (or equivalent, if any) and meets further conditions necessary to allow the Purchaser to obtain relief from such VAT to the extent such relief is available. Provided the Purchaser is in receipt of a valid VAT invoice, the Purchaser will, subject to the provision of the preceding paragraph, pay to the Seller such VAT in addition to any amounts expressed in this Agreement.

The VAT amounts shall be paid in the currency in which the VAT in question must be accounted for in the relevant jurisdiction.

1.9 Allocation of Purchase Price. The Seller and the Purchaser recognize their mutual obligations pursuant to Section 1060 of the Code (and any comparable provisions of any other Tax law) to allocate the Purchase Price and all other items properly included in “consideration”, if any, consistent with the principles set forth therein, and to timely file IRS Form 8594 (or comparable form) and subsequent Forms 8594 (or comparable forms), if any are required, with each of their respective Tax Returns (the “Asset Allocation Statements”). Accordingly, the Seller and the Purchaser agree to cooperate in the preparation of any Asset Allocation Statements. Within ninety (90) Business Days after the Closing Date, the Purchaser shall deliver to the Seller a statement of allocation of the Purchase Price and all other items properly included in “consideration,” if any, among the Transferred Assets, which shall be prepared in a manner consistent with the principles set forth in Section 1060 of the Code (the “Allocation”). The Purchaser and the Seller will endeavor in good faith to resolve any differences with respect to the Allocation within 60 days following the Seller’s receipt of the Allocation from the Purchaser. If the Seller withholds its consent to the Allocation after such 60-day period, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing not otherwise providing services to the Seller or the Purchaser (the “Allocation Arbiter”) jointly selected by the Purchaser and the Seller. Promptly, but not later than 20 days after its acceptance of appointment hereunder; the Allocation Arbiter will determine (based solely on presentations by the Seller and the Purchaser and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price and all other items properly included in “consideration,” if any, which report shall be conclusive and binding upon the parties. Each of the Seller and the Purchaser shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise; provided, however, that nothing contained in this subclause (iii) shall prevent the Purchaser or the Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Allocation, and neither the Purchaser nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation. In the event that the Allocation is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto concerning resolution of the dispute. At least three (3) Business Days prior to the Closing, the Seller and the Purchaser shall in good faith allocate that portion of the Purchase Price representing the Transferred Assets located in India and China.

1.10 Ancillary Agreements. At the Closing, the Seller and the Purchaser, or their respective Affiliates, as applicable, will enter into the following additional agreements to the extent not entered into previously (the “Ancillary Agreements”):

(a) the IP License Agreement;

(b) the Assignment and Assumption Agreements;

(c) the Transition Services Agreement;

(d) the Escrow Agreement;

(e) the Local Purchase Agreements; and

(f) the Intellectual Property Assignment Agreements.

1.11 Closing. The closing of the purchase of the Transferred Assets by the Purchaser (the “Closing”) will take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 A.M. California time, on the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 5 and 6 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions). For purposes of this Agreement, “Closing Date” means the date on which the Closing actually takes place.

1.12 Deliveries by the Purchaser. At the Closing, the Purchaser or an Affiliate of the Purchaser shall deliver, or cause to be delivered:

(a) to the Seller the following (except to the extent actually delivered to the Seller or an Affiliate of the Seller at or prior to the Closing pursuant to a Local Purchase Agreement):

(i) the Cash Closing Payment in immediately available funds by wire transfer to an account or accounts which have been designated by the Seller at least four (4) Business Days prior to the Closing Date;

(ii) a duly executed counterpart of each Assignment and Assumption Agreement and other instruments of assumption or other documents in form and substance reasonably acceptable to the Purchaser and the Seller, as may be necessary to effect the Purchaser’s assumption of the Assumed Liabilities and the effective assignment of any Transferred Contracts or other Transferred Assets;

(iii) a duly executed counterpart of each of the other Ancillary Agreements;

(iv) the certificate to be delivered pursuant to Section 6.8; and

(v) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Seller, as may be required to give effect to this Agreement.

1.13 Deliveries by the Seller. At the Closing, the Seller or an Affiliate of the Seller shall deliver, or cause to be delivered, to the Purchaser or an Affiliate of the Purchaser the following (except to the extent actually delivered to the Purchaser or one of its Affiliates at or prior to the Closing pursuant to a Local Purchase Agreement):

(a) a duly executed counterpart of each Assignment and Assumption Agreement, bill of sale and any other appropriate document of transfer in form and substance reasonably acceptable to the Purchaser and the Seller, transferring the tangible personal property included in the Transferred Assets to the Purchaser and assigning to the Purchaser all rights of the Seller and its Affiliates in and to all of the Transferred Contracts;

(b) a duly executed counterpart of each of the other Ancillary Agreements;

(c) assignments, in form and substance reasonably acceptable to the Purchaser and, if applicable, as required by any Governmental Entity with which the Seller’s or any of its Affiliates’ rights to any Transferred Intellectual Property have been filed, assigning to the Purchaser the Transferred Intellectual Property;

(d) a duly executed certification pursuant to Treasury Regulation Section 1.1445-2(b)(2) that the Seller is not a foreign Person; it being understood that notwithstanding anything to the contrary contained herein, if the Seller fails to provide the Purchaser with such certification, the Purchaser shall be entitled to withhold the requisite amount from the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

(e) evidence of the obtaining of each Seller Required Approval that is a condition to the Purchaser’s obligations under Section 5.8;

(f) the certificate to be delivered pursuant to Section 5.9; and

(g) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Purchaser, as may reasonably be deemed necessary or appropriate by the Purchaser to give effect to this Agreement.

1.14 Nonassignability of Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to the Purchaser of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Legal Requirement or would require any Governmental Authorizations or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Section 5, in which event the Closing shall proceed only if the failed condition is waived by the party or parties entitled to the benefit thereof. In the event that the failed condition is waived and the Closing proceeds without the transfer, sublease or assignment of any such asset, then following the Closing, the parties shall use their reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that none of the Seller or the Purchaser or any of their respective Affiliates shall be required to pay any consideration to obtain any contractual consent or waiver, other than (i) any de minimis fees, expenses or other consideration or (ii) any such fees, expenses or other consideration required to be paid pursuant to the express provisions of the contract requiring such consent, which consideration, fees or expenses shall be paid by the party obligated to seek such consent, nor shall any such party be required to pay any amounts in respect of any Governmental Authorization other than filing, recordation or similar fees which shall be shared equally by the Seller and the Purchaser. Pending such authorization, approval, consent or waiver, the parties shall take all reasonable and lawful arrangements to provide to the Purchaser the benefits of use of such asset and to the Seller or its Affiliates the benefits, including any indemnities, that they would have obtained had the asset been conveyed to the Purchaser at the Closing. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, the Seller shall or shall cause the relevant Affiliates to, assign, transfer, convey and deliver such asset to the Purchaser at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to the Purchaser following the Closing pursuant to this Section 1.14, then the Purchaser and the Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by the Purchaser of the obligations thereunder. The Seller shall hold in trust for and pay to the Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by the Seller or any of its Affiliates in connection with its use of any asset (net of any Taxes and any other costs imposed upon the Seller or any of its Affiliates) in connection with the arrangements under this Section 1.14.

1.15 Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, (i) the Purchaser may elect to have any or all of the Transferred Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of the Purchaser’s Affiliates pursuant to one or more Local Purchase Agreements, and (ii) the Seller may elect to have any or all of the Transferred Assets located outside the United States of America conveyed from or transferred by, or any of the Assumed Liabilities assigned by, one or more of the Seller’s Affiliates pursuant to one or more Local Purchase Agreements, in each case so long as no such election results in any greater cost or obligation than the Seller or the Purchaser would otherwise have had; provided, however, that no such election shall relieve the Purchaser or the Seller of any of its obligations to the other Party and such Party’s Affiliates hereunder with respect to any obligations under this Agreement, the Assumed Liabilities or otherwise. The Purchase Price shall be allocated among those Transferred Assets to be conveyed to the Purchaser and those Transferred Assets to be conveyed to the respective Affiliates of the Purchaser, but in no event shall the amount of the Purchase Price or any other items to be paid for the Transferred Assets, the nature of the Assumed Liabilities to be assumed, the obligation to pay Taxes or transfer taxes or the allocation of risk and responsibility between the Seller and the Purchaser be modified to the detriment of the Seller or the Purchaser or any of their respective Affiliates as a result of the delivery of separate bills of sale, assignments and other closing documents.

1.16 Withholding. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller or any other Person such amounts as the Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deductions and withholding was made.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows, subject in each case to such exceptions as are specifically set forth in the attached disclosure schedules of the Seller (the “Seller Disclosure Schedules”), it being understood that each exception set forth in a section or subsection of the Seller Disclosure Schedules shall qualify only the corresponding representation and warranty set forth in this Agreement and shall qualify other representations and warranties in this Agreement to the extent (but only to the extent) that it is readily apparent on its face from a reading of the Seller Disclosure Schedules that such disclosure is intended to be applicable to such other representations and warranties:

2.1 Due Organization and Qualification. The Seller (and in the case of any Local Purchase Agreement, the relevant Seller Affiliate) is a legal entity duly organized, validly existing and (to the extent such concept is applicable in such jurisdiction) is in good standing under the laws of its respective jurisdiction of organization and has all requisite power and authority to own, lease and operate its assets (including any Transferred Assets) and to carry on the Business as currently conducted. The Seller (and in the case of any Local Purchase Agreement, the relevant Seller Affiliate) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or the operation of the Transferred Assets or the conduct of the Business requires such qualification. Section 2.1 of the Seller Disclosure Schedules lists each Affiliate of the Seller that owns Transferred Assets (each such Affiliate, a “Seller Affiliate,” together the “Seller Affiliates”) and its jurisdiction of incorporation.

2.2 Title to Assets. As of the Closing Date, the Seller (or in the case of any Local Purchase Agreement, the relevant Seller Affiliate) will have good and valid title to the Transferred Inventory and the Transferred Fixed Assets, free and clear of any Encumbrances, except for Permitted Encumbrances.

2.3 Financial Information. The quarterly statements of product line contribution for the fiscal year ended October 3, 2008 and the three months ended January 2, 2009 set forth in Section 2.3 of the Seller Disclosure Schedules (the “Financial Information”), have been prepared from the books and records of the Seller and present fairly in all material respects the revenues and direct expenses of the Business for such period. The revenues and direct expenses set forth in the Financial Information were recognized in accordance with the Seller’s historical revenue recognition and expense policies and practices all of which are consistent with GAAP. Any allocations made by the Seller and applicable to the expenses recorded on the statements of revenue and expenses included in the Financial Information have been made and recorded on a systematic and rational basis. The Seller maintains a system of internal accounting controls applicable to the Business sufficient to provide reasonable assurances, with respect to the Seller and its Subsidiaries, that (i) all transactions are executed in accordance with management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the preparation of consolidated financial statements in conformity with GAAP and to maintain proper accountability for items. The Seller’s enterprise-wide system of internal accounting controls is sufficient as applicable to the Seller and its Subsidiaries taken as a whole to provide reasonable assurances that (i) access to their properties and assets is permitted only in accordance with management’s general or specific authorization and (ii) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There are no credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items or duties that are primarily, but not exclusively, related to any Transferred Assets that are individually or in the aggregate material to the Business.

2.4 Intellectual Property.

(a) Section 2.4(a) of the Seller Disclosure Schedules sets forth a complete and accurate list of any and all contracts pursuant to which the Seller or any of its Subsidiaries has granted to any Person any express right to use, exercise, or otherwise practice any right under any Transferred IP, indicating for each such contract the title, the parties, and the date executed, other than (i) contracts pursuant to which a customer purchasing or licensing a Seller Product from the Seller in the ordinary course of business acquires only a nonexclusive right to use such product, and (ii) contracts entered into after the date of this Agreement by the Seller without violation of Section 4.2 (the “Outbound IP Licenses”).

(b) Section 2.4(b)(i) of the Seller Disclosure Schedules sets forth a complete and accurate list of any and all written contracts pursuant to which the Seller or any of its Subsidiaries is a party and has been granted any express right by the other party to use, exercise, or otherwise practice any right under any Intellectual Property of such other party used in or necessary to the conduct of the Business as currently conducted by the Seller, and which are Transferred Contracts, indicating for each such contract the title, the parties, the date executed, and whether or not it is exclusive (the “Transferred Inbound IP Licenses” and together with the Outbound IP Licenses, the “IP Contracts”). Section 2.4(b)(ii) of the Seller Disclosure Schedules sets forth a complete and accurate list of any and all written contracts (or, if the Seller is unable to locate a copy of the contract or if the Seller’s confidentiality obligations under such a contract prevent Seller from disclosing such contract, in lieu of listing such written contract, the Seller may include a description of the Intellectual Property licensed under the contract and the vendor from whom such Intellectual Property is licensed) pursuant to which the Seller or any of its Subsidiaries has been granted any express right to use, exercise, or otherwise practice any right under any Intellectual Property of such other party that is related to any Seller Product and either (x) is incorporated into any Seller Product (or any component thereof) or any item of Transferred Non-Patent IP, or (y) comprises a software tool or other Intellectual Property necessary for the development, design, manufacture, support, maintenance, or distribution of any Seller Product (excluding licenses for general purpose office software, e.g. Microsoft Office, Microsoft

Windows), but which in each case, are not being transferred to the Purchaser as Transferred Contracts, indicating for each such contract or arrangement the title, the parties, the date executed, and whether or not it is exclusive (the “Non-Transferred Inbound IP Licenses”).

(c) The Transferred Non-Patent IP, the Transferred Patents, the Intellectual Property that is the subject of the Transferred Inbound IP Licenses and the Non Transferred Inbound IP Licenses, the Licensed Non-Patent IP, and the Licensed Patents collectively include all of the Intellectual Property owned by or licensed to the Seller that (i) is incorporated into any Seller Product (or any component thereof), or (ii) comprises a software tool necessary for the development, design, manufacture, support, maintenance, or distribution of any Seller Product (excluding licenses for general purpose office software, e.g. Microsoft Office, Microsoft Windows).

(d) Except pursuant to those outbound Intellectual Property licenses or non-disclosure agreements included on Schedule 1.1(d), consummation of the transactions contemplated by this Agreement will not place the Seller or its Subsidiaries in breach or default of any contract to which Seller is a party, or create any license under or lien on any Transferred IP. With respect to any of the outbound Intellectual Property licenses or non-disclosure agreements included on Schedule 1.1(d), consummation of the transactions contemplated by this Agreement will not result in a breach or default of any such Transferred Contracts, or trigger any modification, termination or acceleration thereunder, or create any license under or lien on any Transferred IP, except to the extent such breach, default, modification, termination, acceleration, license or lien does not, individually or in the aggregate, have a materially adverse effect on the Transferred IP, taken as a whole.

(e) Except as set forth in Section 2.4(e) of the Seller Disclosure Schedules, immediately prior to the Closing, the Seller (or in the case of any Local Purchase Agreement, the relevant Seller Affiliate) will exclusively own (beneficially and in the case of Patents or otherwise as applicable, of record), and will assign, transfer and convey to the Purchaser all right, title, and interest to and in all Transferred IP free and clear of any liens or other material encumbrances (other than encumbrances arising under the Outbound IP Licenses).

(f) The Seller and its Subsidiaries have taken commercially reasonable steps to preserve the confidential nature of the Transferred IP that they, in their reasonable business judgment, determine should be held as confidential or proprietary (including, without limitation, any trade secrets). Without limiting the foregoing, the Seller and its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor, and potential business partner or investor receiving access to such Transferred IP to execute confidentiality agreements substantially consistent with the Seller’s standard forms thereof (complete and current forms of which have been delivered or made available to the Purchaser).

(g) To the Seller’s Knowledge, all Registered IP (other than pending applications for Registered IP) is valid, subsisting, and enforceable. The Seller is not subject to any outstanding order, judgment or decree issued by a court of competent jurisdiction adversely affecting the Seller’s or its Subsidiaries’ use of, or rights to, any Transferred IP. All filings, payments, and other actions required to be made or taken to maintain each item of Registered IP in full force and effect have been made by the applicable deadline. As of the date of this

Agreement, Schedule B contains a complete and accurate list of all actions (including payment of fees) necessary within the 120 day period following the Closing Date, to maintain or otherwise to keep in full force and effect the Registered IP. As of the date of this Agreement, except as set forth on Schedule B, neither Seller’s legal department, Seller’s outside patent counsel retained to handle the relevant matter, nor any of Seller’s officers has been notified in writing of any pending or threatened interference, opposition, reissue, reexamination, or other legal proceeding in which the scope, validity, ownership, right to use, or enforceability of any Transferred IP is being contested or challenged. The Seller shall update Schedule B such that it is complete and accurate as of two (2) days prior to the Closing Date and shall deliver such updated schedule to the Purchaser two (2) days prior to the Closing Date.

(h) Except as set forth in Section 2.4(h) of the Seller Disclosure Schedules, the conduct of Business as currently conducted (including the development, manufacture, use and sale of any Seller Products) does not infringe upon, misappropriate, or violate any Intellectual Property Rights of any Person. Except as set forth in Section 2.4(h) of the Seller Disclosure Schedules, since January 1, 2005, neither the Seller nor any of its Subsidiaries has been notified in writing of any allegation that (i) any conduct of the Business or any Seller Product infringes upon, misappropriates or violates the Intellectual Property Rights of any Person, or (ii) any particular Seller Product requires a license under the Intellectual Property Rights of any Person.

(i) Except to the extent disclosed in Section 2.4(i) of the Seller Disclosure Schedules, neither Seller’s legal department, Seller’s outside patent counsel retained to handle the relevant matter, nor any of Seller’s officers has been notified in writing of any litigation, opposition, cancellation, proceeding, objection, or claim pending, asserted or threatened against the Seller or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Transferred Intellectual Property or Licensed Non-Patent IP.

(j) No claims for misappropriation, infringement, dilution or violation of any Transferred IP have been brought or threatened against any Person by or on behalf of the Seller or any of its Subsidiaries, and the Seller has no specific Knowledge that any Person is misappropriating, infringing, diluting or violating any specific Transferred IP.

(k) Except as set forth in Section 2.4(k) of the Seller Disclosure Schedule, the software owned by the Seller or its Affiliates and included in the Transferred IP is not the subject of any escrow, or similar agreement or arrangement, giving any third party rights to the source code for such software upon the occurrence of certain events, except where such rights to the source code do not, individually or in the aggregate, have a materially adverse effect on the Transferred IP, taken as a whole.

(l) Section 2.4(l)(i) of the Seller Disclosure Schedules sets forth a complete and accurate list of the Seller Products that are, in whole or in part, subject to any open source or other type of license or agreement that: (i) conditions the licensing, distribution or making available of the Seller Products on the disclosure or provision of all or a portion of the source code for such Seller Products, (ii) prohibits or limits the Seller or any of its Subsidiaries from charging a fee or receiving consideration in connection with licensing, sublicensing, or distributing any Seller Products, or (iii) requires the licensing of any Seller Product for the purpose of making derivative works (any such open source or other type of license or agreement described in clause (i), (ii), or (iii) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); and (F) the Sun Industry Standards License (SISL). Except as set forth in Section 2.4(l)(ii) of the Seller Disclosure Schedules, the Seller has not distributed any Seller Products in a manner that would require the Seller to make available under a Limited License the source code for the DSL Products’ data pump firmware that is contained in the Transferred IP.

(m) Except as set forth in Section 2.4(m) of the Seller Disclosure Schedules, no government funding, facilities of a university, college, other educational institution, or research center was used in the creation or development of the Transferred IP in a manner that would give such government, university, college, educational institution, or research center any rights in the Transferred IP as a result.

(n) Except for those exclusive licenses to the Transferred IP included in the outbound Intellectual Property licenses or non-disclosure agreements included on Schedule 1.1(d), the Seller has not granted any exclusive licenses to any of the Transferred IP. The exclusive licenses granted under any of the outbound Intellectual Property licenses or non-disclosure agreements included on Schedule 1.1(d) do not, individually or in the aggregate, have a materially adverse effect on the Transferred IP, taken as a whole.

(o) As of the Closing Date, except as set forth in Section 2.4(o) of the Seller Disclosure Schedules, the Seller (or in the case of any Local Purchase Agreement, the relevant Seller Affiliate) will have good and valid title to the Transferred Intellectual Property, free and clear of any Encumbrances, except for Permitted Encumbrances.

(p) Notwithstanding any provision of this Agreement to the contrary, the Seller makes no representations or warranties with respect to the Other Transferred Patents.

2.5 Transferred Contracts. Each Transferred Contract identified on Schedule 1.1(d) is valid, is in full force and effect and is enforceable against each party thereto in accordance with the express terms thereof, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement, except as such enforceability may be limited by: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. With respect to each Transferred Contract: (a) the Seller has not (and to the Seller’s Knowledge no other Person has), and the Seller has not received any written notice claiming that the Seller has, breached or violated such Transferred Contract and (b) there has not been an event of default, or any event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Seller, or to the Seller’s Knowledge, any other party thereto. There are no material disputes pending or to the Seller’s Knowledge threatened under any Transferred Contract. No party to any Transferred Contract has given written notice to the other party to such contract of its intention to terminate, change the scope of rights under, or fail to renew such contract. Except for the Non-Transferred

Inbound IP Licenses and except as set forth in Section 2.5 of the Seller Disclosure Schedules, the Transferred Contracts identified on Schedule 1.1(d) are all the material contracts of the Seller and its Affiliates primarily related to the Business or necessary for the design, development, engineering-related technical support or engineering of the Seller Products as that work is currently conducted by the Seller.

2.6 Compliance with Legal Requirements. Except as set forth in Section 2.6 of the Seller Disclosure Schedules, (a) The Seller and each of its Affiliates has at all relevant times and currently is conducting the Business and operating the Transferred Assets in compliance in all material respects with all Legal Requirements relevant to the ownership, operation or use of the Business or the Transferred Assets; (b) neither the Seller nor any of its Affiliates has received any written notice alleging any failure to comply with any Legal Requirement relating to the ownership, operation or use of the Business or the Transferred Assets; (c) the Seller and each of its Affiliates possess all Governmental Authorizations necessary for the ownership, operation or use of the Business or the Transferred Assets as currently operated or used each of which is valid and in full force and effect and (d) no Governmental Authorizations or Non-Governmental Authorizations or applications therefor are required to be held by the Seller or any of its Affiliates that are specific to the design, manufacture, sale and distribution of any Seller Products (as opposed to other goods, products or services).

2.7 Employee Matters.

(a) Section 2.7(a) of the Seller Disclosure Schedules specifies, with respect to each Specified Employee as of the date of this Agreement: (i) the original date of employment of such employee; (ii) the position held by such employee as of the date of this Agreement; (iii) whether such employee is not available to perform work as of the date of this Agreement because of disability or other leave; (iv) location of such employee; (v) total annual remuneration, including a breakdown of salary, bonus, commissions or other incentive compensation for the twelve (12) month period preceding the date of this Agreement; (vi) for any benefit that takes into account length of service to the employer, the date upon which each such term of employment with the Seller or any of its Subsidiaries became effective; (vii) employment authorization or work visa status; and (viii) all amounts payable with respect to such employee including for accrued but unpaid vacation and other paid time off, if such employee were terminated without cause on or prior to a date within one hundred twenty (120) days of the date hereof, all separately stated for each element of such total amount payable.

(b) With respect to the Specified Employees: (i) no collective bargaining or other agreement exists between the Seller and any labor organization, trade union or works counsel; (ii) the Seller has not received written notice that any labor representation question presently exists, and, to the Seller’s Knowledge, no petition concerning representation under the National Labor Relations Act, as amended, or other labor or employment law is pending or threatened; (iii) no unfair labor practice charge or complaint is pending or, to the Seller’s Knowledge, threatened, before the National Labor Relations Board or similar agency or entity; and (iv) there is, and during the three years immediately preceding the date of this Agreement there has been, no labor dispute, strike, picketing, work slowdown, work stoppage or handbilling pending or, to the Seller’s Knowledge, threatened.

(c) All amounts owing in respect of Specified Employees’ vacation pay and holiday pay have been fully accrued in the Seller’s books and records and reflected as such in the Seller’s financial statements.

2.8 Employee Benefits; ERISA.

(a) Section 2.8(a) of the Seller Disclosure Schedules sets forth a true and complete list of: (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee benefit or compensation plans, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign) maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Seller or any Affiliate of the Seller on behalf of any employee of the Business or their dependents, spouses, or beneficiaries, including any material plan, policy or arrangement providing for health, life, vision or dental insurance coverage, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefit, fringe benefits, for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits and (ii) other than individual employment agreements or offer letters executed in substantially the Seller’s (or its applicable Affiliate’s) form of employment agreement or offer letter, copies of which have been made available to the Purchaser, all material contracts with any employee of the Business, including any employment, termination, severance, retention, non-competition, compensation or change in control arrangements or any arrangement relating to a sale of the Business (each a “Seller Plan”). True and complete copies of each of the Seller Plans, amendments thereto and all related service agreements, summaries and summary plan descriptions have been made available to the Purchaser.

(b) None of the Seller, any entity that would be deemed a “single employer” with the Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly with respect to (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code that covered or has covered any employee or former employee of the Business; or (ii) any plan or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”)).

(c) Except as set forth on Section 2.8(c) of the Seller Disclosure Schedules, (i) none of the Seller Plans obligates the Seller or any Affiliate of the Seller to pay any separation, severance, termination or similar benefit or will result in any increased payment becoming due to any Specified Employee solely as a result of the transactions contemplated by this Agreement, and (ii) no employee of the Business is eligible for short-term or long-term disability insurance benefits as of the Closing Date.

2.9 Legal Proceedings.

(a) Except as set forth on Section 2.9 of the Seller Disclosure Schedules, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Seller’s Knowledge, threatened against the Seller as of the date of this Agreement that is against, relates to or involves the Transferred Assets, the Business or the transaction contemplated hereby.

(b) None of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or Governmental Entity of competent jurisdiction or any arbitrator or arbitrators.

2.10 Authority. The Seller (and in the case of any Local Purchase Agreement, the relevant Seller Affiliate) has full corporate power and authority to execute and deliver each Transactional Agreement and to perform its obligations under the Transactional Agreements; and the execution, delivery and performance by the Seller (and in the case of any Local Purchase Agreement, the relevant Seller Affiliate) of the Transactional Agreements have been duly and validly authorized and no additional authorization or consent is required in connection with the performance of the Transactional Agreements. In particular, the Seller does not require an affirmative vote of its stockholders, whether under Section 271 of the DGCL or otherwise, to enter into, perform its obligations under or consummate the transactions contemplated by this Agreement or any of the other Transactional Agreements.

2.11 Binding Nature of Agreements. This Agreement constitutes, and, upon execution and delivery thereof, each of the other Transactional Agreements will constitute, the valid and legally binding obligation of the Seller and each applicable Seller Affiliate party thereto, enforceable against the Seller and each applicable Seller Affiliate party thereto in accordance with its terms, except such enforceability may be limited by: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.12 Non-Contravention; Consents. The execution, delivery and performance by the Seller and the Seller Affiliates of this Agreement and the other Transactional Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of the Seller or any of its Affiliates; (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Section 2.12 of the Seller Disclosure Schedules (collectively, the “Seller Required Approvals”), (i) conflict with, contravene or result in a violation or breach of, or constitute a default under, or result in the termination, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Seller or any of its Affiliates under, or result in a loss of any material benefit to which the Seller or any of its Affiliates is entitled under, any Transferred Contract (excluding any outbound Intellectual Property licenses and non disclosure agreements included on Schedule 1.1(d), where any such conflict, contravention, violation, breach, default, termination, modification, acceleration or loss does not, individually or in the aggregate, have a materially adverse effect on the Transferred IP, taken as a whole) or any other contract that would reasonably be expected to materially interfere with the Transactions, or (ii) violate or result in a breach of or constitute a default under any Legal Requirement applicable to the Seller or any of its Affiliates; or (c) result in the creation of any Encumbrance upon any of the Transferred Assets.

2.13 Taxes. Except as provided in Section 2.13 of the Seller Disclosure Schedules, all of the Tax Returns required to be filed by the Seller or any of its Affiliates on or before the date hereof that relate to the Business or the Transferred Assets have been filed and all such Tax Returns required to be filed on or before the Closing Date will have been filed on or before the date on which they are required to be filed and all such Tax Returns were when filed, and are, true, complete and correct in all material respects. All Taxes (whether or not shown on any Tax Return) required to be paid by the Seller prior to the Closing that relate to the Business or the Transferred Assets have been (or with respect to those not required to be paid as of the date hereof will prior to the Closing be) paid in full. No statute of limitations has been extended or waived by any Tax authority with respect to any Taxes or Tax Returns referred to in the two preceding sentences. No issues that have been raised by the relevant taxing authority in connection with any examination of the Tax Returns referred to in this Section 2.13 are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full. There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the Transferred Assets nor, to the Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Transferred Assets.

2.14 Territorial Restrictions. None of the Seller or any of its Affiliates is restricted by any agreement with any Person (other than the Purchaser) from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses, except for such restrictions that do not apply to any of the Business, the Transferred Assets or the Purchaser following the Closing.

2.15 Absence of Changes. Since October 3, 2008, (a) the Seller and its Affiliates have owned and operated the Transferred Assets and conducted the Business only in the ordinary course of business, (b) no event or condition has occurred or exists, and to the Seller’s Knowledge no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Seller Material Adverse Effect and (c) none of the actions or events prohibited or circumscribed by Section 4.2 have been taken or have occurred, except as disclosed in Section 2.15 of the Seller Disclosure Schedules or permitted by this Agreement.

2.16 Assets, Properties.

(a) Other than the material tangible assets and material services (i) used or provided by the Seller’s internal business support and general and administrative functions, such as, but not limited to, legal, sales, finance, human resources, information technology, manufacturing, process engineering and back end operations, (ii) used or provided by the Seller under the Transition Services Agreement, or (iii) included in the Excluded Assets, the Transferred Assets, when taken together with the Purchaser’s rights under the other Ancillary Agreements, constitute all of the material tangible assets and material services of the Seller and its Affiliates primarily used in, primarily related to or necessary to conduct the Business as currently conducted.

(b) As of the date hereof, no Transferred Asset is owned by any entity other than the Seller or the relevant Seller Affiliate. As of the Closing Date, no Transferred Asset will be owned by any entity other than the Seller (or in the case of any Local Purchase Agreement, the relevant Seller Affiliate).

2.17 Customers and Suppliers. No customer or supplier material to the Business as currently conducted or as proposed to be conducted by the Seller, has canceled or otherwise terminated any contract with the Seller relevant to the Business prior to the expiration of such Transferred Contract’s term, or, to the Seller’s Knowledge, has threatened to cancel or otherwise terminate its relationship with the Seller or to substantially reduce its sales to or purchases from the Seller of any Seller Product.

2.18 Seller Products and Inventory.

(a) (i) Neither the Seller nor any of its Affiliates has made or provided a warranty, express or implied, written or oral, with respect to the Seller Products other than pursuant to the Seller’s standard terms and conditions as identified in Section 2.18(a) of the Seller Disclosure Schedules and which have been made available to the Purchaser; (ii) as of the date hereof there are no pending or, to the Seller’s Knowledge, threatened claims, and neither the Seller nor any of its Affiliates have been notified in writing of any claims, relating to any warranty obligations, failure to meet warranties or material product returns; (iii) there are no statements, citations or decisions by any Governmental Entity declaring any of the Seller Products defective or unsafe; (iv) there have been no recalls, including any recalls ordered by any Governmental Entity, with respect to any Seller Product; and (v) there are no pending, or, to the Seller’s Knowledge, threatened, and neither the Seller nor any of its Affiliates have been notified in writing of, any material claims relating to product liability against or involving the Seller or any Seller Product and no such claims have been settled or adjudicated. All of the Seller Products comply in all material respects with applicable authorizations, permits or licenses of any Governmental Entity and all applicable Legal Requirements. Each Seller Product that is sold or licensed by the Seller or any of its Affiliates is designed and manufactured, and functions and operates, in all material respects in accordance with the product’s intended use as described in the applicable Seller marketing material for such Seller Product, and has conformed and complied in all material respects with the terms and requirements of any applicable warranty or contract made by the Seller or its Affiliates.

(b) All of the Transferred Inventory has been created or acquired in the ordinary course of business, and, as of the date of this Agreement, is fit for the purpose for which it was procured or manufactured and such Transferred Inventory (i) is not obsolete, damaged or defective, and (ii) is of a good quality usable (as to raw materials or work in process) or saleable (as to finished goods) in the ordinary course of business, subject in the case of clauses (i) and (ii) to reserves therefor recorded in accordance with GAAP and reflected in the Financial Information. Section 2.18(b) of the Seller Disclosure Schedules sets forth the Transferred Inventory as of April 3, 2009.

2.19 Export Controls, Trade Sanctions and Certain Payments.

(a) The Seller has in the conduct of the Business and the ownership and operation of the Transferred Assets complied in all material respects with all statutory and regulatory requirements relating to export controls and trade sanctions under all applicable Legal Requirements of each jurisdiction in which the Seller conducts the Business or holds any Transferred Assets, including the International Traffic in Arms Regulations, the Export Administration Regulations, antiboycott provisions, regulations administered by the Office of Foreign Assets Control, and provisions under the Foreign Corrupt Practices Act.

(b) The Seller does not maintain or conduct, and has not maintained or conducted, any business, investment, operation or other activity in the conduct of the Business and the ownership, operation or use of the Transferred Assets in or with: (i) any country or person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; (ii) any person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control; or (iii) any country or person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”

(c) No director, officer, agent, or employee of the Seller, or any other Person associated with or acting for or on behalf of the Seller, has in the conduct of the Business and the ownership operation, or use of the Transferred Assets directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirements or of the Seller’s code of business conduct or other written policy of the Seller or any of its Affiliates; or (ii) established or maintained any fund or asset that has not been properly recorded in the books and records of the Seller.

2.20 Continued Employment. As of the date of this Agreement, the Key Employee has not given written notice to the Seller to resign from his employment or has terminated his employment nor is an officer of the Seller actually aware of the Key Employee’s intention to resign from his employment.

2.21 Disclosure. To the Seller’s Knowledge, no representation or warranty by the Seller contained in this Agreement, and no statement contained in the Seller Disclosure Schedules or the Transactional Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.22 Financial Advisor. Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which are payable by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

2.23 Opinion of Financial Advisor. The Seller has received the opinion of Credit Suisse Securities (USA) LLC, financial advisor to the Seller, dated as of the date hereof, to the effect that as of the date of such opinion, the Purchase Price to be received by the Seller in exchange for the Transferred Assets is fair to the Seller from a financial point of view, a written copy of which opinion has been delivered or will be delivered promptly after the date hereof to the Purchaser for informational purposes only and the Purchaser agrees to keep the opinion confidential and not further distribute it, except that the Purchaser may also provide a copy of the opinion to TWVC as long as TWVC also agrees to keep such opinion confidential and not further distribute the opinion.

2.24 Valuation Analysis.

(a) The Seller will use its commercially reasonable efforts to seek a valuation analysis of the Transferred Assets for the purpose of delivering such valuation to the trustee (the “Trustee”) under the indenture governing the Seller’s senior secured notes (the “Indenture”).

(b) With respect to the Indenture: (i) the Seller has not (and to the Seller’s Knowledge no other Person has), and the Seller has not received any written notice claiming that the Seller has, breached or violated such Indenture and (ii) there has not been an event of default.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Seller as follows, subject in each case to such exceptions as are specifically set forth in the attached disclosure schedules of the Purchaser (the “Purchaser Disclosure Schedules”), it being understood that each exception set forth in a section or subsection of the Purchaser Disclosure Schedules shall qualify only the corresponding representation and warranty set forth in this Agreement:

3.1 Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser has all requisite corporate power and authority to own and operate its assets and to carry on its business as currently conducted.

3.2 Authority. The Purchaser has full corporate power and authority to execute and deliver each Transactional Agreement to which it is or may become a party and to perform its obligations under each Transactional Agreement to which it is or may become a party; and the execution and delivery by the Purchaser of each Transactional Agreement to which the Purchaser is or may become a party have been duly and validly authorized by all necessary action on the part of the Purchaser, and no additional corporate or stockholder authorization or consent is required in connection with the performance of the Transactional Agreements except for the Requisite Stockholder Approval (as defined in the Securities Purchase Agreement). Except for the Requisite Stockholder Approval (as defined in the Securities Purchase Agreement) in connection with the transactions contemplated by the Securities Purchase Agreement, no vote of the shareholders of the Purchaser is required to authorize the transactions contemplated by this Agreement.

3.3 Binding Nature of Agreements. This Agreement constitutes, and, upon execution and delivery thereof, each of the other Transactional Agreements will constitute, the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except such enforceability may be limited by: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Non-Contravention; Consents. The execution, delivery and performance by the Purchaser of this Agreement and the other Transactional Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Purchaser; (b) result in a breach or constitute a default by the Purchaser under, any material contract to which the Purchaser is a party; or (c) violate or result in a breach of or constitute a default under any Legal Requirement or order applicable to the Purchaser. The Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution, delivery or performance of any of the Transactional Agreements or the consummation of any of the transactions contemplated hereby or thereby.

3.5 Cash Consideration. On the Closing Date, the Purchaser will have sufficient funds to enable it to pay the Purchase Price and perform its obligations under this Agreement and any other Transactional Agreements.

3.6 Financial Advisor. Except for Barclays Capital Inc., the fees and expenses of which shall be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

4.	PRE-CLOSING COVENANTS.

4.1 Access. Subject to compliance by the Purchaser with the terms of the Confidentiality Agreement and subject to applicable Legal Requirements regarding confidentiality of employee information, during the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), the Seller will, after receiving reasonable advance notice from the Purchaser, give the Purchaser reasonable access (during normal business hours) to those of its books and records relating to the Business or the Transferred Assets, and will provide the Purchaser with such information regarding the Business and the Transferred Assets as the Purchaser may reasonably request, for the sole purposes of enabling the Purchaser (a) to further investigate, at the Purchaser’s sole expense, the Transferred Assets and the Hired Employees; and (b) to verify the accuracy of the representations and warranties set forth in Section 2; provided, however, that such access shall not interfere with the normal business and operations of the Seller and shall be in compliance in all material respects with all requirements set forth in any applicable real property lease.

4.2 Conduct of Business. Except (i) as contemplated or permitted by (x) this Agreement, (y) any of the Ancillary Agreements, or (z) Section 4.2 of the Seller Disclosure Schedules or (ii) as approved in writing by the Purchaser during the Pre-Closing Period:

(a) the Seller will (i) conduct the Business and own, operate and use the Transferred Assets in the ordinary course and consistent with its past practices; and (ii) use reasonable efforts to preserve intact the Business and the Transferred Assets and maintain good relations with the Hired Employees, the parties to the Transferred Contracts and any other customer, supplier or creditor of the Business;

(b) the Seller will not:

(i) sell, lease, license, transfer or dispose of any Transferred Assets (other than (A) sales of Inventory in the ordinary course of business and in compliance with the limitations in Section 1.4, and (B) grants of non-exclusive licenses to use IP contained in a Seller Product in connection with sales of Seller Products to customers in the ordinary course of business consistent with past practice);

(ii) incur, create or assume any Encumbrance on any of the Transferred Assets other than a Permitted Encumbrance;

(iii) terminate or extend or modify any (individually or in the aggregate) material Transferred Contract except with the prior consent of the Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed);

(iv) enter into any material contract, arrangement or commitment with respect to the Business or the Transferred Assets other than in the ordinary course of business consistent with past practice, provided that such ordinary course contract, arrangement or commitment does not (A) license any IP (other than a non-exclusive license to use IP contained in a Seller Product) or (B) impose any material restriction or limits the right or ability of the Seller or any of its Subsidiaries or any of their respective Affiliates, or, after the Closing, the right or ability of the Purchaser or any of its respective Affiliates, (x) to compete in any line of business, in any geographic area or with any Person, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date, or (y) to develop, distribute or license any Intellectual Property or Intellectual Property Rights (other than grants of non-exclusive licenses to use IP contained in a Seller Product in connection with sales of Seller Products to customers in the ordinary course of business consistent with past practice);

(v) dispose of or permit to lapse any rights in, to or for the use of any Transferred IP (except that the Seller may allow its national/regional phase filing rights to lapse in foreign counterparts to such Transferred IP if the Purchaser, after reasonable notice from the Seller, elects not to reimburse the Seller for all costs incurred in connection with such filings; and the limiting or elimination of claims as part of Seller’s patent prosecution practices conducted in the ordinary course of business consistent with past practice shall not be deemed a disposal or lapse of such rights); or disclose to any Person not an employee any information related to the Transferred IP that the Seller, in its reasonable business judgment, determines should be held as confidential or proprietary, except pursuant to binding confidentiality obligations in the ordinary course of business, or pursuant to judicial or administrative process;

(vi) (A) increase the compensation of any of the Specified Employees except for periodic merit increases in the ordinary course of business or pursuant to the terms of agreements or plans currently in effect and listed on Section 4.2(b)(vi) of the Seller Disclosure

Schedules, (B) except as required by applicable Legal Requirements, pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing Seller Plan or arrangement to any Specified Employee, or (C) hire for the Business as a Specified Employee any employee or individual independent contractor with annual compensation in excess of $150,000, other than to fill vacancies arising in the ordinary course of business at compensation levels not in excess of those prevailing in the market and in any event not at an annual compensation level that exceeds 125% of the annual compensation of the departed employee, or enter into any new employment or severance agreements that would result in post-termination payments becoming due or payable upon termination of such employment or independent contractor arrangement;

(vii) assume or enter into any labor or collective bargaining agreement relating to the Business;

(viii) settle any claims, actions, arbitrations, disputes or other proceedings (A) that would restrict the Seller or any of its Affiliates in any respect material to the Transaction, the Transferred Assets or the Business, (B) that would adversely affect the Transferred Assets or the Business in any material respect, or (C) for any amount that would not by its terms be an Excluded Liability;

(ix) accelerate the delivery or sale of any Seller Products or the recognition of revenue from any such sale, or offer discounts on sale of any Seller Products or premiums on purchase of raw materials, except in the ordinary course of business consistent with historical practice in the Seller’s conduct of the Business;

(x) knowingly take any other act that is reasonably likely to (A) cause any representation or warranty of the Seller in this Agreement to be or become untrue in any material respect or (B) result in the failure of any condition precedent to be satisfied; or

(xi) authorize or enter into any agreement or commitment with respect to any of the foregoing.

4.3 Filings.

(a) Each Party shall use commercially reasonable efforts to file as soon as practicable after the date of this Agreement, but in no event later than fifteen (15) days following the date hereof, all notices, reports and other documents required to be filed by such Party with any Governmental Entity with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Purchaser shall promptly (and, subject to compliance by the Parties with the first sentence of Section 4.3(b), in any event within 15 days) after the date of this Agreement file the notifications required under applicable antitrust, competition or fair trade laws or regulations (collectively, the “Antitrust Laws”) in connection with the Transactions, including, if applicable, filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of Notification and Report Forms relating to the Transactions as required by the HSR Act. The Parties shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity and promptly inform the other Parties of any communication to or from any Governmental Entity, in each case regarding the Transactions.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, each Party shall promptly supply the other Party with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.3(a). Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each of the Parties shall: (i) consult with the other Party prior to making any such filing and taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any Party in connection with any legal proceeding related solely to the Transactional Agreements and the Transactions (including any such legal proceeding relating to any Antitrust Law); (iii) coordinate with the other Party in preparing and exchanging such information; and (iv) promptly provide the other Party (and their counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such Party with or to any Governmental Entity related solely to this Agreement or the Transactions. Notwithstanding anything to the contrary above, to the extent that any such notice, filing, analysis, presentation, memorandum, brief, white paper, opinion, proposal or other submission contains information that a party reasonably deems to be sensitive for its business, such party may designate relevant portions of such notice, filing, analysis, presentation, memorandum, brief, white paper, opinion, proposal or other submission as “Outside Counsel Eyes Only,” in which case review of those designated portions shall be limited to the outside counsel representing the other party.

(c) The Parties shall use commercially reasonable efforts to: (i) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws; and (iii) take, or cause to be taken, all actions necessary to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or contract, or otherwise) by such Party in connection with any of the Transactions and to make effective the Transactions. If any Governmental Entity, including any competition authority, shall require or impose amendments to the Transactions or commitments to be undertaken by any Party as a condition to release of such Governmental Entity’s Consent with respect to the Transactions, the Parties shall commence and conduct good faith negotiations with each other for no less than ninety (90) days and use their commercially reasonable efforts in order to agree upon amendments to the Transactional Agreements which are necessary in order to meet the requirements imposed by such Governmental Entity. If, however, after such ninety-day period, the Parties cannot agree upon such amendments to the Transactional Agreements, either Party may terminate the Agreement. Notwithstanding anything to the contrary herein, the Purchaser shall not be required to agree to any divestiture, sale, license or Encumbrance of any properties, assets or businesses by the Purchaser, the Seller or any of their respective Affiliates of any business, assets or property of the Purchaser, the Seller or any of their respective Affiliates, or the imposition of any limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

4.4 Consents; Releases. The Seller will use reasonable efforts during the Pre-Closing Period to obtain the Seller Required Approvals; provided, however, that none of the Seller or the Purchaser nor any of their respective Affiliates shall be required to pay any consideration to obtain any Seller Required Approvals other than, in the case of any Seller Required Approval that is a consent relating to a contract, any de minimis fees, expenses or other consideration or other fees or expenses required to be paid pursuant to the express provisions of such contract, which consideration, fees or expenses shall be paid by the Seller, or, in the case of any Seller Required Approval that is a Governmental Authorization, any filing, recordation or similar fees which shall be shared equally by the Seller and the Purchaser. The Purchaser will cooperate fully with the Seller, and will provide the Seller with such assistance as the Seller may reasonably request, for the purpose of (a) attempting to obtain the Seller Required Approvals; and (b) arranging for the Seller to be released and discharged from its obligations and other liabilities under the Transferred Contracts.

4.5 Certain Updates. On the seventh day prior to the Closing, the Seller shall deliver to the Purchaser (a) a schedule listing each of the Open Incoming POs and Open Outgoing POs as of that date, and (b) a list of the Transferred Inventory as of that date.

4.6 No Shop.

(a) Until the earlier of the termination of this Agreement and the Closing Date, the Seller shall not and shall cause its Affiliates and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly, (i) solicit any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreements, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Business to any Person other than the Purchaser or its Affiliates (a “Prohibited Transaction”) or (ii) knowingly disclose, directly or indirectly, to any Person any confidential information concerning the Business except as necessary to conduct the business in the ordinary course. In the event that the Seller or any of its Affiliates receives an inquiry related to such a transaction, the Seller will provide the Purchaser with notice thereof as soon as practicable after receipt thereof, which notice shall include the identity of the prospective purchaser or soliciting party and the material terms of the proposal or solicitation except to the extent that such disclosure by the Seller would violate or breach a binding non-disclosure agreement in effect prior to the date of this Agreement to which the Seller is a party. Notwithstanding anything to the contrary contained in this Section 4.6 or elsewhere in this Agreement, if the Seller receives a bona fide written Takeover Proposal not solicited by the Seller in violation of this Section 4.6 and the Board of Directors of the Seller determines in good faith, after consulting with outside legal counsel of recognized standing and its financial advisor, that the Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, then the Seller may, in response to such Takeover Proposal: (i) furnish information concerning the Business to the Person making such Takeover Proposal (and to such Person’s representatives); and (ii) participate in discussions and negotiations with such Person (and with such Person’s representatives) regarding such Takeover Proposal; provided, however, that in that circumstance, the Seller may provide to the Person making such Takeover Proposal access to no more information regarding the Business and the Transferred Assets than that received by the Purchaser, and/or engage in discussions with the Person making such Takeover Proposal and its representatives subject to the requirement that the Seller shall have first received an executed confidentiality agreement that is no more favorable to such person than the confidentiality agreement to which the Purchaser was subject prior to entering into this Agreement and, in the case of a Person that is a party to an existing non-disclosure agreement with the Seller prohibiting the Seller from identifying such Person to the Purchaser, the Seller shall have received an executed amendment to such non-disclosure agreement authorizing the Seller to provide to the Purchaser the notice and information described in the second sentence of this Section 4.6(a).

(b) The Parties acknowledge that there may be no adequate remedy at law for a breach of Section 4.6(a) and that money damages may not be an appropriate remedy for breach of such Section. Therefore, the Parties agree that the Purchaser has the right to injunctive relief and specific performance of Section 4.6(a) in the event of any breach of such Section. The remedies set forth in this Section 4.6(b) are cumulative and shall in no way limit any other remedy any Party hereto has at law, in equity or pursuant hereto.

4.7 Confidentiality.

(a) During the Pre-Closing Period, except as expressly permitted in this Agreement, the Seller shall treat as confidential and shall safeguard any and all confidential information, knowledge and data applicable to the Business or otherwise included in the Transferred Assets, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as the Seller and its Affiliates use with respect to similar confidential or proprietary information, knowledge or data prior to the execution of this Agreement.

(b) The Purchaser and the Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that (i) is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality; (ii) becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party; or (iii) is required to be disclosed by any judicial or administrative process, or, in the opinion of counsel, by any other mandatory Legal Requirement.

(c) In the event of a breach of the obligations hereunder by a Party hereto, the other Party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 4.7 in any court of competent jurisdiction.

4.8 Assets in India and China. The Purchaser shall use commercially reasonable efforts to arrange to take title to, and hold, any Transferred Assets located in India and China in a manner that is intended to minimize Import Duties to the extent possible, including by utilizing bonded warehouse facilities in substantially the same manner as the Seller has communicated to the Purchaser prior to the date hereof.

4.9 Non-Transferred Inbound IP Licenses. Except as set forth on Section 4.9 of the Seller Disclosure Schedule, the Seller agrees that with respect to any Non-Transferred Inbound IP License that includes a provision permitting the Seller or any of its Affiliates to grant a sublicense therein in the field of the Business, the Seller (or such Affiliate) shall, upon the Purchaser’s request, at the Purchaser’s cost and expense, and subject to obtaining any needed consents from the licensor, grant such a sublicense therein to the Purchaser for use in the BBA Fields of Use (as defined in the IP License Agreement), and, to the extent that such a sublicense may be granted only with the consent of the licensor, the Seller will, at the Purchaser’s request, provide reasonable assistance to the Purchaser in connection with the Purchaser’s efforts to obtain such consent. Notwithstanding the foregoing, the Seller shall have no obligation to grant any such sublicenses where the granting of any such sublicenses would cause the Seller to lose any rights outside the BBA Fields of Use (as defined in the IP License Agreement) for itself or any Affiliate of the Seller.

4.10 Conditions. During the Pre-Closing Period, the Parties will each use reasonable efforts to cause the conditions set forth in Sections 5 and 6 to be satisfied on a timely basis. In particular, the Parties will each use all commercially reasonable efforts to retain the services of the Specified Employees, including those employees the continued employment of whom is a condition to the Purchaser’s obligation pursuant to Section 5.11.

4.11 Financial and Other Information. The Seller and the Purchaser shall cooperate in the Purchaser’s request for a waiver or other relief from the SEC with respect to the requirement of the Purchaser to obtain audited financial statements and related pro forma financial statements with respect to the Business or Transferred Assets in connection with the Purchaser’s proposed solicitation of its stockholders in connection with the transactions contemplated by the Transaction Documents (as such term is defined in the Securities Purchase Agreement). In furtherance thereof, within five (5) business days of the execution of this Agreement, the Purchaser shall contact the SEC to seek such waiver or other relief, and shall use its commercially reasonable efforts to obtain such waiver or relief. The Seller shall cooperate with the Purchaser and use its commercially reasonable efforts to cause any financial statements of the Seller required by the SEC in connection with the Transactions and the transactions contemplated by the Securities Purchase Agreement to be completed as promptly as practicable. The Purchaser shall promptly (and in any event within 10 days of its receipt of a written invoice from the Seller) reimburse the Seller for 50% of the reasonable accounting expenses incurred by the Seller (including the fees and expenses payable by the Seller to its auditors as well as the costs incurred by the Seller for additional accounting personnel), up to a maximum reimbursement of $450,000 (i.e. 50% of $900,000 in total accounting expenses incurred by the Seller) directly as a result of the preparation and audit of financial statements for inclusion in any of the Purchaser’s filings with the SEC in connection with the Transactions; provided, however, that if the foregoing cap is exceeded, the Purchaser’s reimbursement obligations shall continue to apply with respect to any such excess expenses incurred with the Purchaser’s consent, such consent not to be unreasonably withheld, delayed or conditioned. The Seller shall use its commercially reasonable efforts to engage Deloitte & Touche LLP promptly following the execution of this Agreement, and in any event no longer than five (5) Business Days thereafter, with respect to the audit of its financial statements as required for inclusion in the Purchaser’s SEC filings in connection with the Transactions (the “Required Financial Statements”). The Seller shall use its commercially reasonable efforts to cause the Required Financial Statements to be delivered to the Purchaser (a) within one hundred five (105) days of receipt by the Purchaser from the SEC of a determination requiring complete audited financial statements with respect to the Business or Transferred Assets, or (b) within seventy five (75) days of receipt by the Purchaser from the SEC of a waiver or other relief from the requirement to file complete audited financial statements and related pro forma financial statements with respect to the Business or Transferred Assets; provided, however, that the 105 and 75 day time periods specified in clauses (a) and (b) of this Section 4.11 shall be automatically extended for up to fifteen (15) days upon written notice by the Seller to the Purchaser that such additional time is needed to deliver the Required Financial Statements. The Purchaser intends to include the Required Financial Statements in a proxy statement (the “Proxy Statement”) that will be provided to the Purchaser’s stockholders in connection with the solicitation of proxies by the Purchaser for use at the Company Stockholder Meeting (as such term is defined in the Securities Purchase Agreement). The Purchaser will file the Proxy Statement with the SEC by the Proxy Filing Date (as such term is defined in the Securities Purchase Agreement) and will use its commercially reasonable efforts to resolve any comments the SEC may have with respect to the Proxy Statement within forty nine (49) days from the date of filing the Proxy Statement with the SEC. In the event all such comments, if any, from the SEC have not been resolved within such forty nine (49) day period, and there are any unresolved SEC comments at such time with respect to the Required Financial Statements or other information with respect to the Seller, then such forty nine (49) day period shall automatically be extended by up to fifteen (15) days upon written notice by the Purchaser to the Seller that such additional time is needed to resolve the remaining SEC comments.

4.12 Securities Purchase Agreement. The Purchaser shall not, without the prior written consent of the Seller, amend or waive any of its rights under any provisions of the Securities Purchase Agreement if doing so would have or would reasonably be expected to have a Purchaser Material Adverse Effect.

4.13 Warranty/RMAs. From and after the Closing, the Purchaser shall accept returns of Seller Products purchased by customers of the Business prior to the Closing that are returned due to a valid warranty claim or pursuant to a return merchandise authorization and, to the extent necessary, provide such customers with replacement products. The Purchaser shall invoice the Seller for such returned and replacement merchandise at the Seller’s standard cost at the Closing, and the Seller shall reimburse the Purchaser within 10 Business Days of the receipt of each such invoice.

5.	CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.

The Purchaser’s obligation to purchase the Transferred Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

5.1 Accuracy of Representations. Each of the Seller’s representations and warranties in this Agreement (each considered without regard to materiality qualifiers such as “material,” “in all material respects,” and “Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing

Date as if made on or as of the Closing Date, except (i) for representations and warranties made that address matters only as of a particular date, which need only have been true and correct as of such date, and (ii) where all failures of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

5.2 Performance of Obligations. The Seller shall have performed, in all material respects, all obligations required by this Agreement to be performed by the Seller on or before the Closing Date.

5.3 Reserved.

5.4 Instruments of Transfer. Each Assignment and Assumption Agreement, bill of sale and any other appropriate document of transfer in form and substance reasonably acceptable to the Purchaser and the Seller, transferring the tangible personal property included in the Transferred Assets to the Purchaser and assigning to the Purchaser all rights of the Seller and its Affiliates in and to all of the Transferred Contracts, shall have been executed on behalf of the Seller (or the relevant Seller Affiliate) and delivered to the Purchaser.

5.5 Ancillary Agreements. Each of the other Ancillary Agreements shall have been executed on behalf of the Seller (or the relevant Seller Affiliate) and delivered to the Purchaser.

5.6 No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued by any court of competent jurisdiction and shall remain in effect; and no Legal Requirement that makes consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal shall be in effect.

5.7 No Proceedings. There shall not be pending any suit, action or proceeding (a) challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or (b) brought by a Governmental Entity seeking to obtain from the Purchaser in connection with the transactions contemplated by this Agreement any material commitments or seeking to prohibit or limit the ownership, operation or control by the Purchaser or any of its Affiliates of any material portion of the business or assets of the Purchaser (including the Business) or any of its Affiliates.

5.8 Seller Required Approvals.

(a) The Purchaser shall have received written evidence that, effective as of the Closing, the liens on the Transferred Assets under the Indenture shall be released.

(b) The Seller shall have obtained all Seller Required Approvals with respect to the contracts, other than the Indenture, designated on Section 2.12 of the Seller Disclosure Schedule as “Reassignment Required for Closure,” all of which shall remain in full force and effect.

5.9 Seller Closing Certificate. The Purchaser shall have received a certificate, signed by a duly authorized officer of the Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 5.1, 5.2, 5.8 and 5.12 have been satisfied (the “Seller Closing Certificate”).

5.10 FIRPTA Certificate. The Purchaser shall have received the certificate referenced in Section 1.13(d) dated as of the Closing Date.

5.11 Employee Offer Letter. The Key Employee shall remain employed on the Closing Date and shall not have given notice of his intention to terminate his employment with the Seller, and the Employee Offer Letter shall remain in full force and effect (other than as a result of actions taken by the Purchaser with respect to the Employee Offer Letter).

5.12 Seller Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Seller Material Adverse Effect.

5.13 Securities Purchase Agreement. The Purchaser shall have received the proceeds from the closing of the transactions contemplated by the Securities Purchase Agreement.

6.	CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE.

The Seller’s obligation to sell and transfer the Transferred Assets to the Purchaser and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

6.1 Accuracy of Representations. Each of the Purchaser’s representations and warranties in this Agreement (each considered without regard to materiality qualifiers such as “material,” “in all material respects,” and “Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on or as of the Closing Date, except (i) for representations and warranties made that address matters only as of a particular date, which need only have been true and correct as of such date, and (ii) where all failures of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

6.2 Performance of Obligations. The Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by the Purchaser on or before the Closing Date.

6.3 Reserved.

6.4 Delivery of Consideration. The Seller shall have received the Cash Closing Payment referred to in Section 1.3(a).

6.5 Instruments of Transfer. The Purchaser shall have delivered the documents and instruments referred to in Section 1.12(a)(ii).

6.6 Ancillary Agreements. Each of the other Ancillary Agreements shall have been executed on behalf of the Purchaser (or the relevant Purchaser Affiliate) and delivered to the Seller.

6.7 No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued by any court of competent jurisdiction and shall remain in effect; and no Legal Requirement preventing consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

6.8 Purchaser Closing Certificate. The Seller shall have received a certificate, signed by a duly authorized officer of the Purchaser and dated the Closing Date, to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied (the “Purchaser Closing Certificate”).

6.9 Consent. The Seller shall have received the consent described on Schedule 6.9.

7.	TERMINATION.

7.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by either Party after October 15, 2009 (the “Termination Date”) if the Closing has not taken place by the Termination Date, unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party of any of its obligations set forth in this Agreement; provided, however, that in the event the one hundred five (105) day delivery requirement in clause (a) of Section 4.11 becomes applicable, the Termination Date shall be November 15, 2009; provided further, that if the Seller exercises the extension contemplated by Section 4.11 for the delivery of the Required Financial Statements, then the Termination Date shall automatically be extended by the number of additional days (up to fifteen (15)) by which the time periods specified in clauses (a) and (b) of Section 4.11 were extended.

(c) by either Party if the Securities Purchase Agreement is terminated;

(d) by either party if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Transactions;

(e) by either Party pursuant to Section 4.3(c);

(f) by the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Section 5 would not be satisfied; provided, however, that if such breach is curable by the Seller through the exercise of its reasonable efforts, then provided that the Seller continues to exercise such reasonable efforts, the Purchaser may not terminate this Agreement under this Section 7.1(f) prior to the Termination Date unless such breach is not cured within 30 days of notice thereof;

(g) by the Seller if there has been a material breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement, or if any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Section 6 would not be satisfied; provided, however, that if such breach is curable by the Purchaser through the exercise of its reasonable efforts, then provided that the Purchaser continues to exercise such reasonable efforts, the Seller may not terminate this Agreement under this Section 7.1(g) prior to the Termination Date unless such breach is not cured within 30 days of notice thereof;

(h) by the Seller following receipt of a Takeover Proposal which the Board of Directors of the Seller determines (after consultation with its financial advisor and outside legal counsel) to be a Superior Proposal; provided, however, that: (i) prior to such termination, the Seller has provided the Purchaser a written notice that describes the Takeover Proposal and the parties thereto; (ii) within two Business Days following the delivery of the notice referred to in clause (i) of this sentence, the Purchaser does not propose adjustments in the terms and conditions of this Agreement the result of which is that the Seller’s Board of Directors reasonably determines (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal is no longer a Superior Proposal and (iii) as a condition of such termination by the Seller pursuant to this Section 7.1(h), the Seller shall pay to the Purchaser a fee of $1,500,000 in cash. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Purchaser and shall be the sole and exclusive remedy available to the Purchaser in the event of a termination of this Agreement by the Seller pursuant to this Section 7.1(h); or

(i) by the Purchaser if the Securities Purchase Agreement is validly terminated by TWVC as a result of a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement) or a Seller Material Adverse Effect.

7.2 Termination Procedures. If either Party wishes to terminate this Agreement pursuant to Section 7.1, such Party will deliver to the other Party a written notice stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

7.3 Effect of Termination.

(a) Upon the termination of this Agreement pursuant to Section 7.1, neither Party will have any obligation or other liability to the other Party, except that (a) the Parties will remain bound by the provisions of this Section 7.3 and Sections 10.3, 10.4, 10.5, 10.6, 10.11, 10.12 and 10.16, and by the provisions of the Confidentiality Agreement, and (b) except as provided in this Section 7.3, neither Party will be relieved of any liability for any breach, prior to such termination, of its obligation to consummate the transactions contemplated by this Agreement or its obligation to take any other action required to be taken by such Party at or before the Closing.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c) (and at such time this Agreement is not terminable by Purchaser pursuant to Section 7.1(i) due to a valid termination of the Securities Purchase Agreement by TWVC as a result of a Seller Material Adverse Effect) and at the time of such termination (i) all of the closing conditions contained in Section 5 (other than Section 5.13) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but such conditions can be satisfied by the Seller including Section 5.8(a)) and (ii) the Seller shall have caused the Required Financial Statements to be delivered within the applicable time period forth in the last sentence of Section 4.11, the Purchaser shall reimburse the Seller for the Seller’s expenses in connection with the negotiation and execution of this Agreement in the agreed-upon amount of $1,500,000; provided that if at the time of such termination both of the conditions set forth in clauses (i) and (ii) of this Section 7.3(b) shall have been satisfied and the Requisite Stockholder Approval (as defined in the Securities Purchase Agreement) shall not have been obtained, the agreed-upon reimbursement amount shall be $1,250,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Seller within three (3) Business Days of termination and shall be the sole and exclusive remedy available to the Seller in the event of a termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(c). Notwithstanding anything to the contrary in this Section 7.3(b), if the Purchaser has validly extended the time period for resolving SEC comments on the Proxy Statement pursuant to Section 4.11, then (unless this Agreement is earlier terminated by the Purchaser pursuant to Section 7.1(b), in which case the limitation in this sentence on the Seller’s ability to claim the expense reimbursement contemplated by this Section 7.3(b) shall not apply) the Seller shall not be entitled to the expense reimbursement contemplated by this Section 7.3(b) for a termination of this Agreement pursuant to Section 7.1(b) unless the Seller waits at least that same number of days (up to fifteen (15)) following the Termination Date that the period for resolving SEC comments is extended pursuant to Section 4.11 prior to terminating this Agreement pursuant to Section 7.1(b).

(c) In the event that this Agreement is terminated pursuant to Section 7.1(b) other than as a result of failure of the conditions set forth in Section 5.8(b) or Section 5.11 to be satisfied (and at such time this Agreement is not terminable by Purchaser pursuant to Section 7.1(i) due to a valid termination of the Securities Purchase Agreement by TWVC as a result of a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement)) and at the time of such termination (i) all of the closing conditions to the Securities Purchase Agreement have been satisfied or waived, such that the transactions contemplated by the Securities Purchase Agreement would have closed but for the failure of the closing conditions in Section 5 or Section 6 to have been satisfied, and (ii) all of the closing conditions contained in Section 6 (other than Section 6.9) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but such conditions can be satisfied by the Purchaser), the Seller shall reimburse the Purchaser for the Purchaser’s expenses in connection with the negotiation and execution of this Agreement in the agreed-upon amount of $1,500,000; provided that if at the time of such termination all of the closing conditions contained in Section 6 (other than Section 6.9) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but such conditions can be satisfied by the Purchaser), but the condition set forth in Section 5.8(a) has not been satisfied, the agreed-upon reimbursement amount shall be $1,250,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Purchaser within three (3) Business Days of termination and shall be the sole and exclusive remedy available to the Purchaser in the event of a termination of this Agreement pursuant to Section 7.1(b).

(d) In the event that this Agreement is terminated pursuant to Section 7.1(c) or 7.1(i) because the Securities Purchase Agreement is validly terminated by TWVC as a result of a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement), the Purchaser shall reimburse the Seller for the Seller’s expenses in connection with the negotiation and execution of this Agreement in the agreed-upon amount of $1,500,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Seller within three (3) Business Days of termination and shall be the sole and exclusive remedy available to the Seller in the event of a termination of this Agreement pursuant to Section 7.1(i).

(e) In the event that this Agreement is terminated pursuant to Section 7.1(i) because the Securities Purchase Agreement is validly terminated by TWVC as a result of a Seller Material Adverse Effect, the Seller shall reimburse the Purchaser for the Purchaser’s expenses in connection with the negotiation and execution of this Agreement in the agreed-upon amount of $1,500,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Purchaser within three (3) Business Days of termination and shall be the sole and exclusive remedy available to the Purchaser in the event of a termination of this Agreement pursuant to Section 7.1(i).

(f) The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in Sections 7.1 and 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to Sections 7.1 and 7.3 do not constitute a penalty. If the Purchaser or the Seller, as applicable, fails to pay as directed in writing by the other Party, any amounts due to the Seller or the Purchaser, as applicable, pursuant to Sections 7.1 and 7.3 within the time periods specified in Sections 7.1 and 7.3, then the Purchaser or the Seller, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other Party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.	INDEMNIFICATION.

8.1 Survival of Representations. Subject to the provisions of this Section 8, each of the representations, warranties, covenants and obligations set forth in this Agreement and in any other Transactional Agreement shall continue in full force and effect notwithstanding the occurrence of the Closing and the consummation of the Transactions. Each representation, warranty, covenant and obligation contained in this Agreement or any other Transactional Agreement shall survive the Closing Date and will terminate and expire, and will cease to be of any force or effect, at 11:59 p.m. (California time) on the one year anniversary of the Closing Date (the “Survival Period”), and all liability with respect thereto will thereupon be extinguished. For the avoidance of doubt, the Survival Period is intended to and hereby does replace the applicable statutes of limitations that would otherwise apply to a claim for a breach of any representation, warranty, covenant or obligation contained in this Agreement or any other Transactional Agreement. If a Claim Notice or written notice of a Direct Claim is given prior to the expiration of the Survival Period by an Indemnified Party to an Indemnifying Party, then the Survival Period is tolled as to such claim and the relevant representations, warranties or covenants shall survive as to such claim until such claim has been finally resolved.

8.2 Indemnification by the Seller.

(a) The Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Purchaser, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Hired Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties,” and collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties, whether in respect of third party claims, claims between the Parties hereto, or otherwise, directly or indirectly relating to or arising out of:

(i) any breach or inaccuracy of any representation or warranty made by the Seller contained in this Agreement, the Seller Closing Certificate or any other Transactional Agreement (it being understood that, for purposes of this Section 8.2(a), any qualifications relating to materiality, including the term “Material Adverse Effect,” or relating to knowledge contained in such representation or warranty shall be disregarded for purposes of determining the amount of Losses incurred, but shall not be disregarded for determining whether such a breach or inaccuracy occurred);

(ii) any breach of any covenant or agreement of the Seller or any of its Affiliates contained in this Agreement or any Ancillary Agreement;

(iii) any failure to timely fulfill or discharge any of the Excluded Liabilities; and

(iv) Taxes (but not including any such Taxes paid by the Seller prior to the Closing Date or assumed by the Purchaser pursuant to Section 1.8(a)) (x) imposed on the Seller or any of its Affiliates (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Seller) and (y) imposed on or with respect to the Transferred Assets or the Business for a Pre-Closing Tax Period. In the case of Taxes described in clause (y) that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of Taxes that are based upon or related to income or receipts, be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and (B) in the case of Taxes not described in clause (A) that are imposed on a periodic basis and measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding tax period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Except with respect to claims for (w) fraud, (x) willful breach of a covenant, (y) breach of any post-closing covenant or (x) or any matter contemplated by clause (a)(iii) or (a)(iv) of this Section 8.2, the indemnification provided in this Section 8 shall be the sole and exclusive post-Closing monetary remedy available to the Purchaser, as against the Seller or any of its Affiliates, for any Losses arising under or related to this Agreement or any other Transactional Agreement, it being understood that nothing in this Section 8.2(b)(i) or elsewhere in this Agreement shall affect any party’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement.

(ii) Except with respect to claims for (u) fraud, (v) willful breach of a covenant, (w) breach of any post-closing covenant, (x) breach of the Seller’s representations and warranties in Section 2.2, (y) breach of the Seller’s representations and warranties in Section 2.4(o) or (z) indemnification pursuant to clause (a)(iii) or (a)(iv) of this Section 8.2, the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller under this Agreement or any other Transactional Agreement shall not exceed $6.75 million. With respect to claims for breach of the Seller’s representations and warranties in Section 2.4(o), the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller shall not exceed $13.5 million.

(iii) Except with respect to claims for (v) fraud, (w) willful breach of a covenant, (x) breach of any post-closing covenant, (y) breach of the Seller’s representations and warranties in Section 2.2 and Section 2.4(o) or (z) indemnification pursuant to clause (a)(iii) or (a)(iv) of this Section 8.2, (such clauses (v), (w), (x), (y) and (z), collectively “Non-Basketed Losses”), no indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 8.2(a) or any other Transactional Agreement shall be payable until such time as all such indemnifiable Losses made or paid under Section 8.2(a) shall aggregate to more than $250,000 (the “Deductible”), after which time the Seller shall be liable for all indemnifiable Losses exceeding the Deductible. In addition, except with respect to any Non-Basketed Losses, no indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 8.2(a) or any other Transactional Agreement shall be payable in respect of any indemnification claim or series of indemnification claims arising from the same or similar underlying event or circumstance unless such claim is for Losses in an amount of at least $10,000.

(iv) No indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 8.2(a) relating to a breach of the Seller’s representations and warranties in Section 2.4(o) with respect to a defect in title to the Transferred Patents shall be payable until such breach is with respect to a defect in title of at least five (5) Transferred Patents, subject to (A) a maximum indemnifiable Loss for each Patent with a defect in title of $50,000 per Patent and (B) the overall $13.5 million cap contained in the last sentence of clause (ii) of this Section 8.2(b).

8.3 Indemnification by the Purchaser.

(a) The Purchaser hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Seller, its Affiliates, and their respective directors, officers, stockholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) any breach of any representation or warranty made by the Purchaser contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement for the period such representation or warranty survives, (ii) any failure to timely discharge or fulfill any of the Assumed Liabilities, and (iii) any breach of a covenant or agreement of the Purchaser contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on (x) fraud, (y) willful breach of a covenant or breach of a post-closing covenant or (z) indemnification pursuant to Section 8.3(a)(ii), no indemnification payment by the Purchaser with respect to any indemnifiable Losses otherwise payable under Section 8.3(a) shall be payable until such time as all such indemnifiable Losses made or paid under Section 8.3(a) shall aggregate to more than $250,000, after which time the Purchaser shall be liable in full for all indemnifiable Losses exceeding such amount. In addition, no indemnification payment by the Purchaser with respect to any indemnifiable Losses otherwise payable under Section 8.3(a) or any other Transactional Agreement shall be payable in respect of any indemnification claim or series of indemnification claims arising from the same or similar underlying event or circumstance unless such claim is for Losses in an amount of at least $10,000.

8.4 Third Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days after receipt of the Claim

Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages; it being understood that by assuming the defense of a Third Party Claim, the Indemnifying Party shall conclusively acknowledge that it has an indemnity obligation with respect to such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 8.4(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of a Legal Requirement or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in Section 8.4(a), or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. With respect to Third Party Claims regarding Patent infringement: (i) if the Seller is the Indemnifying Party but is not controlling the defense of such Third Party Claim, the Seller shall be entitled to participate, at its expense, in the defense of the Third Party Claim and the Purchaser shall use its commercially reasonable efforts to cooperate with the reasonable requests of the Seller with respect to such Third Party Claim; and (ii) if the Purchaser is the Indemnifying Party but is not controlling the defense of such Third Party Claim, the Purchaser shall be entitled to participate, at its expense, in the defense of the Third Party Claim and the Seller shall use its commercially reasonable efforts to cooperate with the reasonable requests of the Purchaser with respect to such Third Party Claim.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable efforts to avoid production of confidential information (consistent with applicable Legal Requirements), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

8.5 Claims Procedure. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the Indemnified Party’s good faith estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the nature of the misrepresentation, breach of warranty, covenant or obligation to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to any Direct Claim or any Claim Notice relating to a Third Party Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted such Claim. If the Indemnifying Party rejects all or any part of such Claim, the Seller and the Purchaser shall attempt in good faith for 30 days to resolve such claim. If no such agreement can be reached through good faith negotiation within 30 days, either the Purchaser or the Seller may commence an action in accordance with Section 10.3.

8.6 Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third Party Claim or the Direct Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Section 8, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss related to any such Direct Claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Section 8, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss.

8.7 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Section 8, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and nonappealable order or judgment, or (c) an arbitration or like panel shall have rendered a final nonappealable determination with respect to disputes the parties have agreed to submit thereto.

8.8 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or 8.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

8.9 Effect of Waiver of Condition. Neither the Purchaser’s nor the Seller’s right to indemnity pursuant to this Section 8 shall be adversely affected by its waiver of a condition to closing set forth in Sections 5 and 6 unless the express terms of such waiver also include a specific and unambiguous waiver of the right to indemnity with respect to the matter that is the subject of the waiver.

9.	EMPLOYEE MATTERS.

9.1 Employment Matters.

(a) Immediately prior to the Closing, the Purchaser shall, or shall cause its applicable Affiliate to, extend, to each Specified Employee who is not a Remaining Employee, an offer of employment (the “Offer Letter”) that, if accepted, would: (i) provide such Specified Employee with compensation, benefits and terms of employment (including job title) that are substantially comparable in the aggregate to the compensation, benefits and terms of employment provided by the Seller (or any applicable Affiliate of the Seller) to such Specified

Employee immediately prior to the Closing (excluding defined benefit pension plans and retiree medical programs); and (ii) include a consent by each Specified Employee to disclosure of the Specified Employee’s personnel file and transfer of such personnel file and other employment records pertaining to such Specified Employee, to the Purchaser. Effective on the Closing Date, the Seller (or the applicable Affiliate of the Seller) shall accept the resignation of, and effective as of the Closing Date, the Purchaser will hire each such Specified Employee who is not a Remaining Employee and who accepts and executes the Offer Letter (such employees who commence working for the Purchaser (or an Affiliate of the Purchaser) immediately following the Closing, collectively the “Hired Employees”). The Seller consents to the Purchaser (or an Affiliate of the Purchaser) contacting such Specified Employees with respect to the desire of such employees to enter the employ of the Purchaser (or an Affiliate of the Purchaser) and the Seller shall cooperate in good faith with and use its commercially reasonable efforts to assist the Purchaser to cause such Specified Employees to accept any offers of employment by the Purchaser (or an Affiliate of the Purchaser) and to execute Offer Letters. Notwithstanding the foregoing, nothing herein shall be construed as to prevent the Purchaser (or an Affiliate of the Purchaser) from terminating the employment of any Hired Employee at any time after the Closing Date for any reason (or no reason), except as set forth in the Offer Letter of such Specified Employee executed by the Purchaser (or an Affiliate of the Purchaser) pursuant to this Section 9.1. The Seller shall deliver to the Purchaser on or before the Closing Date (or as soon as reasonably practicable after the Closing Date) all personnel files and employment records relating to the Hired Employees. Hired Employees will receive credit for such employees’ period of employment with the Seller (or an Affiliate of the Seller) for purposes of calculating severance benefits required under any Legal Requirements and benefits under any vacation, entitled leave or severance plan (excluding, for the avoidance of doubt, any 401(k) plan) and the Purchaser’s Offer Letter to Hired Employees in the United States will include a provision that the Purchaser will assume the Seller’s obligation with respect to the Vacation Accrual and the Hired Employee would consent to this in lieu of payment from the Seller for that portion of any Vacation Accrual; provided, however, that if a Hired Employee received severance payment in connection with this Transaction or the transfer of such employee’s employment from the Seller (or an Affiliate of the Seller) to the Purchaser (or an Affiliate of the Purchaser), such Hired Employee shall not receive credit from the Purchaser for such employee’s employment with the Seller (or any of its Affiliates) for purposes of severance benefits; provided, further, that a Hired Employee shall only be entitled to receive credit from the Purchaser for such employee’s employment with the Seller (or any of its Affiliates) to the extent recognized by the Seller (or its Affiliates) under the applicable similar Seller Plan, provided that such crediting of service does not result in any duplication of benefits and to the extent permitted by the Purchaser’s benefit plans. The Purchaser agrees that the Hired Employees will be eligible to participate in an equity incentive program of the Purchaser. In the event the Seller is required by applicable Legal Requirements to pay to any Hired Employee the Vacation Accrual for such Hired Employee, the Purchaser shall promptly (and in any event within ten days of receipt from the Seller of a statement setting forth the Vacation Accrual paid by the Seller and the applicable Hired Employees) reimburse the Seller for all such amounts. The Seller shall pay at or prior to the Closing all accrued but unpaid vacation, holiday, flexible time off and sick pay of the Specified Employees in Noida, India through the Closing Date (“Noida Accrued Vacation”) to each such employee. The Seller shall deliver to the Purchaser a certificate, signed by a duly authorized officer of the Seller and dated the Closing Date, setting forth for each Specified Employee in

Noida, India the amount of Noida Accrued Vacation for each such employee and stating that such amounts constitute the entire outstanding Noida Accrued Vacation as of the Closing and that all such amounts have been paid to the affected Specified Employees at or prior to the Closing. Promptly (but in no event later than 10 Business Days) after receipt of such certificate, the Purchaser shall reimburse the Seller for the Noida Accrued Vacation paid by the Seller to each such Specified Employee as set forth in the certificate and such reimbursement shall be treated as an increase to the Purchase Price. Any such Specified Employee that is a Hired Employee shall not receive credit from the Purchaser for such employee’s employment with the Seller (or any of its Affiliates) for purposes of any vacation benefits accrued for such employee’s employment with the Seller (or any of its Affiliates).

(b) If any inactive employee of the Seller listed on Schedule 9.1(b) who would otherwise have received an offer of employment from the Purchaser in accordance with Section 9.1(a), becomes eligible to return from an approved leave of absence to active work status after the Closing Date during the 6-month period following the commencement of that leave (or such shorter period following the commencement of that leave during which he would be entitled to reemployment under either applicable Legal Requirements or the Seller’s policies and procedures in existence immediately prior to the Closing Date), the Purchaser shall, or shall cause its applicable Affiliate to, extend an offer of employment to such person and any such person who accepts such an offer and commences working for the Purchaser (or an Affiliate of the Purchaser) shall be treated as a Hired Employee as of the date of hire by the Purchaser; provided, however, that no such employee of the Seller shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of the Purchaser (or an Affiliate of the Purchaser) or if his return to employment is contrary to the terms of his leave.

(c) The Seller hereby consents to the hiring by the Purchaser or an Affiliate of the Purchaser of the Hired Employees and waives, with respect to the employment by the Purchaser or an Affiliate of the Purchaser of the Hired Employees, any claims or rights that the Seller or any Affiliate may have against the Purchaser or any of its Affiliates, against any of its or their representatives or against any Hired Employee hired by the Purchaser under any noncompetition, confidentiality or employment agreement, to the extent such claims or rights arise as a result of the Purchaser’s employment of such Hired Employee; provided, however, that the foregoing waiver shall not waive any claims or right as a result of the unauthorized use or disclosure of confidential information not related to the Business, the Transferred Assets or the Assumed Liabilities.

(d) Any Specified Employee who does not accept an offer of employment by the Purchaser is hereinafter referred to as a “Non-Transferring Employee.” The Seller shall indemnify and hold the Purchaser and its Affiliates harmless with respect to all Liabilities relating to any Non-Transferring Employee and Remaining Employee, including (i) any employment-related liability and (ii) any liability relating to, arising under or in connection with any Seller Plan other than for Vacation Accrual and severance costs for such Remaining Employee which are to be reimbursed by the Purchaser in accordance with Section 9.1(f). The Purchaser shall have no liability or responsibility with respect to any Non-Transferring Employee or Remaining Employee other than for Vacation Accrual and severance costs for such Remaining Employee which are to be reimbursed by the Purchaser in accordance with Section 9.1(f).

(e) The Seller shall indemnify and hold the Purchaser and its Affiliates harmless with respect to any Hired Employee from (i) any employment-related liability to the extent it arises with respect to employment on or prior to the Closing Date and (ii) any liability relating to, arising under or in connection with any Seller Plan. Notwithstanding the foregoing, the Purchaser shall be solely responsible for all Vacation Accrual and Severance Costs which are to be reimbursed by the Purchaser in accordance with Section 9.1(f) .

(f) If the Seller terminates the employment of any Remaining Employee within thirty (30) days prior to, or thirty (30) days after, the Closing Date (the “Severance Period”), other than for cause, the Purchaser shall reimburse the Seller for severance costs paid by Seller (which shall be measured in accordance with the severance policies of the Seller as provided in Schedule C hereto) relating to each such terminated Remaining Employee (the “Severance Costs”) and Vacation Accrual for such Remaining Employee. On or before the 35th day following the Closing Date, the Seller shall deliver to the Purchaser a certificate, signed by a duly authorized officer of the Seller, setting forth for each Remaining Employee who was terminated other than for cause during the Severance Period, the amount of Severance Costs and Vacation Accrual for each such employee and stating that all such amounts have been paid to the affected employees at the time of their termination. Promptly (but in no event later than 10 Business Days) after receipt of such certificate, the Purchaser shall reimburse the Seller for the Severance Costs and Vacation Accrual paid by the Seller to each such terminated Remaining Employee as set forth in the certificate and such reimbursement shall be treated as an increase to the Purchase Price.

9.2 Waiver of Waiting Period. With respect to each Hired Employee, the Purchaser shall use commercially reasonable efforts to waive all waiting periods and pre-existing condition exclusions for group health and dental coverage and shall give appropriate credit for all co-payments and deductibles paid or accrued under the Seller’s employee benefit plans for the plan year in which the Closing occurs to the extent permitted by the Purchaser’s benefit plans.

9.3 Certain Foreign National Employees. The parties recognize that the Specified Employees listed on Schedule 9.3 are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant Governmental Entities (the “Affected Foreign National Employees”). The parties further recognize that new or amended petitions with respect to such Affected Foreign National Employees may be required in certain of these cases identified on Schedule 9.3, unless the Purchaser (or any of the Purchaser’s Affiliates, as the case may be), is deemed the “successor-in- interest” to the Seller (as such term is used in pronouncements by the U.S. Citizenship and Immigration Service (“USCIS”)) with respect to such Affected Foreign National Employees. Accordingly, the Purchaser hereby agrees to assume, the Seller’s obligations to the USCIS as “successor-in-interest” under such pending applications with respect to the related Affected Foreign National Employees (including any obligations arising from or under attestations made in each certified and still effective Labor Condition Application (“LCA”) filed by the Seller with respect to any such Affected Foreign National Employees); provided that such assumption shall not grant to any such Affected Foreign National Employee any rights enforceable by such employee against the Purchaser. Each party agrees to use commercially reasonable efforts to take such actions as may reasonably be requested at and following the Closing Date to document to the USCIS or such other Governmental Entity, as the case may be, as may be necessary to memorialize the “successor-in-interest” relationship with respect to any Affected Foreign National Employees. The Seller shall provide the Purchaser with true and complete copies of all applications, petitions and other documentation related to the Affected Foreign National Employees’ immigration status on or before the Closing Date.

9.4 W-2/Payroll Matters. The Seller and the Purchaser shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, the Purchaser, as the successor employer, shall provide, as applicable, all required Forms W-2 to all Hired Employees reflecting all wages paid and Taxes withheld by the Purchaser as the successor employer for the portion of the calendar year beginning on the day after the Closing Date. The Seller as the predecessor employer shall provide Forms W-2 to all Hired Employees reflecting all wages paid and taxes withheld by the Seller or its Affiliate for the portion of the calendar year beginning January 1, 2009 and ending on the Closing Date. In addition, the Seller and the Purchaser shall adopt the “standard procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, the Seller shall keep on file all IRS Forms W-4 and W-5 provided by the Hired Employees for the period required by applicable law concerning record retention and the Purchaser will obtain new IRS Forms W-4 and W-5 with respect to each Hired Employee.

9.5 COBRA. The Seller shall be responsible for all liabilities relating to or arising under COBRA and any similar state law for employees of the Business and their beneficiaries who experience a “qualifying event” (as defined under COBRA) at any time on or prior to the Closing Date. The Seller agrees that it shall be the Seller’s sole responsibility to provide the required notices under COBRA to all M&A Qualified Beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, Q&A 4), and to provide coverage under COBRA to such individuals.

9.6 WARN. The Seller shall be responsible for providing or discharging any and all notifications, benefits and liabilities to, as applicable, Specified Employees and Governmental Entities required by the WARN Act due to Employment Loss occurring to Specified Employees as a result of the transactions contemplated by this Agreement; provided, however, that the Purchaser shall be responsible for any obligation with respect to the Hired Employees under the WARN Act arising solely as a result of action taken by the Purchaser on or after the Closing Date.

9.7 No Third Party Rights. Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular employee benefit plan, (ii) give any third party any right to enforce the provisions of this Section 9 or (iii) obligate the Purchaser (or any Affiliate of the Purchaser) to (x) maintain any particular employee benefit plan or (y) retain the employment of any particular employee.

9.8 Employee Communications. Prior to making any written or oral communications to the Specified Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Seller shall provide the Purchaser with a copy of the intended communication, the Purchaser shall have a reasonable period of time to review and comment on the communication, and the Purchaser and the Seller shall cooperate in providing any such mutually agreeable communication.

9.9 401(k) Plan. The account balances of the Hired Employees who participate in the retirement plan maintained by the Seller or its Affiliate that is intended to qualify under Section 401(a) of the Code and that contains a cash or deferred arrangement under Section 401(k) of the Code (“Seller 401(k) Plan”) shall be fully vested as of the Closing Date and the Seller shall take any actions necessary to ensure that such account balances are distributable from the Seller 401(k) Plan on and after the Closing Date.

10.	MISCELLANEOUS.

10.1 No Implied Representations. The Parties acknowledge that, except as expressly set forth in Sections 2 and 3 and in the Ancillary Agreements, neither Party has made or is making any representations or warranties whatsoever to the other, implied or otherwise.

10.2 Further Actions.

(a) From and after the Closing Date, each party hereto shall cooperate (and shall cause its Affiliates to cooperate) with the other party, and shall cause to be executed and delivered such documents and cause such other actions to be taken as the other party may reasonably request, for the purpose of evidencing and consummating the Transactions.

(b) The Purchaser: (i) acknowledges that certain of the Transferred Assets may inadvertently include or have incorporated into them certain other assets that are not part of the Transferred Assets (such as, by way of example only, information or software retained on a computer hard drive); (ii) agrees to promptly convey such other assets to the Seller, or dispose of such other assets, each in the manner reasonably requested by the Seller (provided that the Purchaser and the Seller shall jointly share any out-of-pocket costs or expenses associated with the foregoing); and (iii) agrees that, without the prior written consent of the Seller, neither it nor any of its Affiliates will use any of such other assets in any way whatsoever or disclose any information contained in such other assets or use such other assets for the benefit of the Purchaser or its Affiliates or any other third party (other than the Seller and its Affiliates).

(c) The Seller: (i) acknowledges that certain Transferred Assets may inadvertently not be transferred and delivered as of the Closing Date; (ii) agrees to promptly convey such assets to the Purchaser in the manner reasonably requested by the Purchaser (provided that the Purchaser and the Seller shall jointly share any out-of-pocket costs or expenses associated with the foregoing); and (iii) agrees that, without the prior written consent of the Purchaser, neither it nor any of its Affiliates will use any of such assets in any way whatsoever or disclose any information contained in such assets or use such assets for the benefit of the Seller or its Affiliates or any other third party (other than the Purchaser and its Affiliates).

(d) The Seller shall use its reasonable efforts to obtain all Seller Required Approvals not obtained on or before the Closing Date as promptly as practicable after the Closing Date; provided, however, that none of the Seller or the Purchaser nor any of their respective Affiliates shall be required to pay any consideration to obtain any Seller Required

Approvals other than, in the case of any Seller Required Approval that is a consent relating to a contract, any de minimis fees, expenses or other consideration or other fees or expenses required to be paid pursuant to the express provisions of such contract, which consideration, fees or expenses shall be paid by the Seller.

(e) The Seller shall use its reasonable efforts to, at the Purchaser’s request and sole expense, assist the Purchaser in curing any defects in title for any of the Transferred Patents or Other Transferred Patents.

10.3 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial By Jury. THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THE COMPANY AND THE INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN ORANGE COUNTY, CALIFORNIA OR SANTA CLARA COUNTY, CALIFORNIA (AS MUTUALLY AGREED BY THE PARTIES) FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS) AND SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. Notwithstanding anything to the contrary herein, neither Party may commence any action or proceedings (other than temporary injunction) in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements unless such Party has used reasonable commercial efforts to negotiate and resolve the dispute with the other Party for 30 days. Each Party agrees that it will negotiate in good faith with the other Party through officers ranked Vice President or higher during such 30-day period in an effort to resolve any such dispute.

10.4 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, certified mail, return receipt requested, by courier or express delivery service or by facsimile) to the Person at the address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Party):

if to the Purchaser:

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA 94538

Attention: Mike Gulett, Chief Executive Officer

Facsimile: (408) 317-0454

with copies to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Facsimile No.: (415) 947-2099

and:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Christopher L. Kaufman

                  Michelle Bushore

Facsimile: (650) 463-2600

if to the Seller:

Conexant Systems, Inc.

4000 MacArthur Blvd. M/S E01-339

Newport Beach, CA 92660

Attention: General Counsel

Facsimile: (949) 483-5536

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive

Newport Beach, CA 92660

Attention: J. Jay Herron

                  Andor D. Terner

Facsimile: (949) 823-6994

10.5 Public Announcements. Notwithstanding anything to the contrary contained herein, except as may be required by any Legal Requirement, each Party shall provide each other with a reasonable opportunity to review and to comment upon, and each Party shall specifically approve in advance, any press release or other public statement or filing relating to this Agreement or any of the Transactions.

10.6 Fees and Expenses. Except to the extent specifically provided otherwise herein, each Party hereto shall bear and pay all fees, costs and expenses that have been incurred or that will be incurred in the future by such party in connection with: (i) the negotiation, preparation and review of the Transactional Agreements and any other document and certificate related thereto; (ii) the preparation and submission of any filing or notice required be made or given by such party in connection with any of the Transactions; and (iii) the consummation and performance of the Transactions; provided, that the Parties shall share equally in the filing fee for any notification and Report Forms required to be filed with the Federal Trade Commission and Department of Justice under the HSR Act pursuant to this Agreement.

10.7 Books and Records. To the extent that any portion of the Books and Records is, at the Closing Date held by the Seller but physical possession of such Books and Records is not transferred on the Closing Date, the Seller shall be obligated to deliver that portion of the Books and Records only upon the request of the Purchaser, provided that the Seller will cooperate reasonably with the Purchaser at the Purchaser’s request to identify any such Books and Records held by the Seller. The Seller shall be entitled to retain copies of the Books and Records in its possession in accordance with its existing document retention policy for administrative, non-business purposes only; provided that such Books and Records shall be used solely for such purposes and shall be kept strictly confidential and not disclosed to any other person, except as may be required by Legal Requirement. The Seller shall not be obligated to retain such Books and Records beyond the period specified in the Seller’s existing document retention policies. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

10.8 Nonsolicitation and Non-Competition.

(a) During the period beginning upon the Closing and ending on the second anniversary of the Closing (the “No-Hire Period”) the Parties shall not, and shall ensure that their respective Affiliates do not, without the prior written consent of the other Party, directly or indirectly hire (including by contracting through an independent contractor, consultant or other third party) any Restricted Employee. During the period beginning upon the Closing and ending on the second anniversary of the Closing (the “Non-Solicitation Period”) the Parties shall not, and shall ensure that their respective Affiliates do not, without the prior written consent of the other Party, directly or indirectly solicit for employment (including by contracting through an independent contractor, consultant or other third party) any Restricted Employee of the other Party. “Restricted Employee” shall mean, in the case of the employees of the Purchaser, any Hired Employee, and, in the case of the employees of the Seller, any person who is an employee of the Seller immediately prior to the Closing Date and who has been actively involved in the Transactions (but is not a Hired Employee) or any individual that is identified on Schedule 10.8(a). Notwithstanding the foregoing provisions of this Section 10.8, such provisions will not prevent either Party from (i) causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other Party or its Affiliates, or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of such Party, which firm or organization may solicit employees of the other Party, as long as such recruiting firm or organization is not instructed to target any employees of the other Party or its Affiliates.

(b) The Seller agrees that for the period commencing on the Closing Date and expiring on the third anniversary of the Closing Date neither it nor any of its Affiliates shall, directly or indirectly, alone or with others, as stockholders or otherwise, invest in, contribute capital to, raise capital for or participate in the business or management of any business anywhere in the world that engages in the design, development, marketing, sale, offer for sale, use, importation or distribution of products that are designed to originate, transmit or receive information using DSL Technologies (as defined in the IP License Agreement), PON Technologies (as defined in the IP License Agreement) or Prohibited IAD Technologies (as defined in the IP License Agreement) (such products, “Restricted Products”); provided, however, that this Section 10.8(b) shall not preclude the Seller or any of its Subsidiaries from (x) being acquired by means of any business combination (including an asset purchase, merger or consolidation) by any Person; (y) engaging in any merger, consolidation or any other business combination with any Person not subject to clause (x) if the stockholders of the Seller or any Subsidiary immediately prior to consummation of such transaction will own 50% or less of the outstanding voting securities of the resulting or surviving entity (or parent thereof); or (z) engaging in a Competing Business or competing with the Business as a result of any transaction contemplated by clauses (x) or (y) to the extent that the Person acquiring the Seller engaged in such Competing Business prior to the commencement of such transaction; provided that such Person shall not utilize any assets or rights (including rights under the IP License Agreement) acquired from the Seller or its Subsidiaries (whether by merger, asset purchase, consolidation or other business combination) in any respect to engage in a Competing Business on or before the third anniversary of the Closing Date.

10.9 Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other Party; provided, however, that the Seller may, prior to the Closing, assign to any Person its right to receive all or any portion of the cash payment to be made by the Purchaser at the Closing, and that, subject to Section 1.15, the Purchaser may assign any and all of its rights under this Agreement or any other Transaction Agreement to one or more of its subsidiaries (but no such assignment shall relieve the Purchaser of any of its obligations hereunder).

10.10 Parties in Interest. Nothing in this Agreement express or implied is intended to provide any rights or remedies to any employee of the Seller or to any other Person other than the Parties, Indemnified Parties and their respective successors, legal representatives and permitted assigns.

10.11 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

10.12 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), the Confidentiality Agreement (which remains in full force and effect) and the Ancillary Agreements set forth the entire understanding of the Parties and supersede all prior agreements and understandings, oral or written, between the Parties relating to the subject matter hereof and thereof. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, the terms of this Agreement shall govern.

10.13 Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

10.15 Bulk Sales. The Seller and the Purchaser agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

10.16 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same Agreement.

10.17 Interpretation of Agreement.

(a) Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words “without limitation.”

(d) Unless the context otherwise requires, references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

(e) Any definition of or reference to any law, act, agreement, instrument or other document herein shall be construed as referring to such law, act, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.

(f) Any definition of or reference to any law, statute or treaty shall be construed as referring to any successor law, statute or treaty and to any rules and regulations promulgated thereunder.

(g) The table of contents of this Agreement and the bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

10.18 Certain Definitions.

For purposes of this Agreement, the term:

“Accounts Receivable” shall mean all trade accounts and notes receivable and other miscellaneous receivables of the Business as of the Closing Date arising out of the sale or other disposition of goods or services of the Business.

“Affected Foreign National Employees” shall have the meaning set forth in Section 9.3.

“Affiliate” shall mean, with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Agreement” shall mean this Asset Purchase Agreement, including the Schedules, the Seller Disclosure Schedules and the Purchaser Disclosure Schedules.

“Allocation” shall have the meaning set forth in Section 1.9.

“Allocation Arbiter” shall have the meaning set forth in Section 1.9.

“Ancillary Agreements” shall have the meaning set forth in Section 1.10.

“Antitrust Laws” shall have the meaning set forth in Section 4.3(a).

“Asset Allocation Statement” shall have the meaning set forth in Section 1.9.

“Assignment and Assumption Agreements” shall have the meaning set forth in the Recitals.

“Assumed Liabilities” shall have the meaning set forth in Section 1.6(a).

“Base Inventory Value” shall mean $14,000,000, net of excess and obsolete inventory reserves (determined in accordance with GAAP consistently applied with the Seller’s past practices).

“Books and Records” shall mean all (i) books, records (including customer, supplier, and purchasing records), lists (including customer, supplier and distributor lists), financial data, files, reports, plans, records and manuals primarily related to the Seller Products or used primarily in the Business, (ii) product, business and marketing plans and promotional literature primarily related to the Seller Products and (iii) all product and design manuals, plans, drawings, technical manuals, operating records and all other work product (in any media) primarily for the Seller Products but excluding (A) any information or records relating to the Seller’s employees, and (B) any such items to the extent (x) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (y) any Legal Requirement prohibits their transfer.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in San Francisco are authorized or obligated by Legal Requirement or executive order to close. Any other reference to a “day” herein shall mean a calendar day.

“Cash Closing Payment” shall have the meaning set forth in Section 1.3(a).

“Channel Inventory” shall have the meaning set forth in Section 1.4(e).

“Chosen Courts” shall have the meaning set forth in Section 10.3.

“Claim” shall mean all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Closing” shall have the meaning set forth in Section 1.11.

“Closing Date” shall have the meaning set forth in Section 1.11.

“Closing Inventory Value” shall have the meaning set forth in Section 1.4(a).

“COBRA” shall have the meaning set forth in Section 2.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” shall mean any business anywhere in the world that engages in the design, development, marketing, sale, offer for sale, use, importation or distribution of the Restricted Products.

“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement between the Parties dated as of July 22, 2008.

“Consent” shall mean any consent, approval or waiver.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property.”

“CPA Firm” shall mean KPMG LLP or such other firm of independent certified public accountants not otherwise currently or during the past three years providing services to the Seller or the Purchaser as to which the Seller and the Purchaser shall mutually agree.

“Deductible” shall have the meaning set forth in Section 8.2(b).

“DGCL” shall mean the Delaware General Corporation Law.

“Direct Claim” shall have the meaning set forth in Section 8.5.

“DSL Products” shall mean those products sold by the Seller or included in the Seller’s product roadmap as of the date of this Agreement that are designed to originate, transmit, or receive information using DSL Technologies (as defined in the IP License Agreement) or PON Technologies (as defined in the IP License Agreement) or that are Prohibited IAD Technologies (as defined in the IP License Agreement).

“Employee Offer Letter” shall mean the employment offer letter entered into between the Purchaser and the Key Employee, dated the date hereof, but effective on the Closing Date, a copy of which has been provided to the Seller.

“Employment Loss” shall mean “employment loss” as defined in the WARN Act.

“Encumbrances” shall mean lien, pledge, charge, encumbrance, security interest, option, mortgage, easement, or other restriction or third party right of any kind, including any right of first refusal.

“ERISA” shall have the meaning set forth in Section 2.8(a).

“ERISA Affiliate” shall have the meaning set forth in Section 2.8(b).

“Escrow Agent” shall have the meaning set forth in Section 1.3(b).

“Escrow Agreement” shall have the meaning set forth in Section 1.5(a).

“Escrow Amount” shall have the meaning set forth in Section 1.3(b).

“Escrow Fund” shall have the meaning set forth in Section 1.5(a).

“Exchange Rate” shall mean, with respect to a particular currency for a particular day, the rate of exchange quoted by the New York edition of The New York Times on the date of determination as applicable to trading among banks at 4:00 p.m. (New York time) on such day (or at such other time on such date as is specified in The New York Times) in New York foreign exchange markets for such other currency.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall mean all Liabilities of the Seller or any of its Affiliates or related to the Business or the Transferred Assets other than the Assumed Liabilities, including (i) any Liabilities with respect to the Seller’s leases for its facilities listed on Schedule 10.18(a); (ii) any Liabilities, including Liabilities for refunds, rebates, rights of return or similar obligations, with respect to any Seller Products sold prior to the Closing Date; (iii) any Liabilities (excluding in each instance in this clause (iii), Vacation Accrual and Severance Costs) of the Seller as an employer related to the employee rights, compensation and benefits, including any Liability to or in respect of any employees or former employees of the Seller or its Affiliates, including (A) any claim or demand of a current or former employee relating to or arising as a result of employment, termination thereof, or an employment agreement, whether or not written, between the Seller or its Affiliates and any Person, including, for this purpose, with respect to any Person claiming entitlements or benefits on the basis of a claimed employer-employee relationship between the Seller and such Person, (B) any Liability under any Seller Plan at any time maintained, contributed to or required to be contributed to by or with respect to the Seller or its Affiliates or under which the Seller or its Affiliates may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liabilities with respect to the Seller’s or its Affiliates’ withdrawal or partial withdrawal from or termination of any the Seller Plan, (C) any Liability under COBRA, (D) any Liability of the Seller or its Affiliates under the WARN Act, and any similar state, local U.S. or non-U.S. law or regulation, (E) any Liability of the Seller or its Affiliates for payroll obligations and/or mandatory or customary payment and/or expense accounts and/or benefit and/or entitlement for employees of the Seller or its Affiliates, and (F) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal, state or non-U.S. employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred exclusively on or prior to the Closing Date; (iv) other than Vacation Accrual, any Liabilities with respect to Non-Transferring Employees, any Remaining Employees (other than for Severance Costs for such employees which are to be reimbursed by the Purchaser in accordance with Section 9.1(f)), and any of the Seller’s employees that are not Specified Employees; (v) with respect to the Non-Transferring Employees and the Remaining Employees, any “relevant transfer” liability as defined under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) or any other liability under TUPE and any similar state, local, non-U.S. law or regulation other than for Severance Costs for such employees (which are to be reimbursed by the Purchaser in accordance with Section 9.1(f)); (vi) any Liabilities for Intellectual Property infringement or misappropriation or unpaid royalty payments with respect to activities conducted by the Seller prior to the Closing Date, including any Seller Products sold prior to the Closing Date, but excluding any Liabilities for Intellectual Property infringement or misappropriation or unpaid royalty payments attributable to the Seller’s sale of the Transferred Inventory to the Purchaser or the Purchaser’s subsequent sale of such Transferred Inventory (“Pre-Closing Infringement”); and (vii) the Proportionate Share (as defined below) of any and all costs and expenses arising from the defense or settlement of any claim that asserts any Pre-Closing Infringement (“Pre-Closing Infringement Claim”), even if such claim also asserts Patent infringement described in Section 1.6(a)(viii), provided that damages awarded (including lump sum awards or agreements to pay royalties) pursuant to such claim that are attributable to Patent infringement described in Section 1.6(a)(viii), along with the remainder (after deducting the Proportionate Share) of any and all costs and expenses arising from the defense or settlement of any Pre-Closing Infringement Claim shall be paid by Purchaser as an Assumed Liability. The term “Proportionate Share” means the percentage of the costs and expenses arising from the defense or settlement of a Pre-Closing Infringement Claim that is equal to the percentage of the damages awarded or amounts agreed to (including lump sum awards or agreements to pay royalties) in a settlement in connection with such Pre-Closing Infringement Claim that are attributable to Pre-Closing Infringement (e.g., if the damages arising from a Pre-Closing Infringement Claim are $100 and $60 of that amount is attributable to Pre-Closing Infringement, the Proportionate Share shall be 60%).

“Final Inventory Value” shall have the meaning set forth in Section 1.4(e).

“Financial Information” shall have the meaning forth in Section 2.3.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to the Business and issued by or obtained from a Governmental Entity.

“Governmental Entity” shall mean any United States (federal, state or local) or foreign government, any governmental body, agency, authority, instrumentality, subdivision, court, or commission, or any other governmental authority or instrumentality, or any quasi-government or private body exercising an regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hired Employees” shall have the meaning set forth in Section 9.1(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

“Import Duties” shall mean any import duties imposed by a Governmental Entity on the sale of the Transferred Assets in the relevant jurisdiction from the Seller to the Purchaser.

“Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Indenture” shall have the meaning set forth in Section 2.24(a).

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) all patents, registrations and patent applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, confidential information and know-how, including inventions and discoveries (as well as invention disclosures therefor), whether patentable or not, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) any other intellectual property or proprietary rights.

“Intellectual Property Assignment Agreements” shall have the meaning set forth in the Recitals.

“Intellectual Property Rights” shall mean all rights of the following types, which exist under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, Copyrights, moral rights, and mask work rights; (ii) Trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) Patents and industrial property rights; (v) other proprietary rights in intellectual property of every kind and nature; and (vi) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.

“Intracompany Receivables” shall mean all account, note or loan receivables recorded on the books of the Seller for goods or services sold or provided by the Business to the Seller or advances (cash or otherwise) or any other extensions of credit made by the Business to the Seller or any Subsidiary.

“Inventory” shall mean all inventory primarily used in connection with the Business, wherever located, including all finished goods whether held at any location or facility of the Seller or any of its Affiliates or in transit to the Seller or any of its Affiliates, in each case as of the Closing Date, except to the extent included in Excluded Assets.

“IP Contracts” shall have the meaning set forth in Section 2.4(b).

“IP License Agreement” shall have the meaning set forth in the Recitals.

“Key Employee” shall mean the individual listed on Schedule A.

“LCA” shall have the meaning set forth in Section 9.3.

“Legal Requirement” shall mean any law, rule, regulation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Non-Patent IP” shall have the meaning set forth in the IP License Agreement.

“Licensed Patents” shall have the meaning set forth in the IP License Agreement.

“Limited License” shall have the meaning set forth in Section 2.4(l).

“Local Purchase Agreements” shall mean one or more agreements in the forms mutually agreed by the Parties, each acting in good faith, each of which will be between the Seller or a Seller Affiliate on the one hand and the Purchaser or an Affiliate of the Purchaser on the other hand, for the purchase and sale of a portion of the Transferred Assets under the laws and practice of a local jurisdiction, to the extent reasonably requested by the Purchaser or the Seller, which shall be subject to the terms and conditions of this Agreement.

“Loss” or “Losses” shall mean Liabilities, costs, expenses, damages, diminutions in value, claims, interest and penalties (including reasonable attorneys’ and consultants’ fees and expenses and other costs of defending, investigating or settling claims) suffered or incurred by any Person (including in connection with any action brought or otherwise initiated by any Indemnified Party).

“Net Inventory” shall have the meaning set forth in Section 1.4(a).

“No-Hire Period” shall have the meaning set forth in Section 10.8(a).

“Noida Accrued Vacation” shall have the meaning set forth in Section 9.1(b).

“Non-Basketed Losses” shall have the meaning set forth in Section 8.2(b).

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are (i) held by the Seller or any of its Affiliates and (ii) related to the Business.

“Non-Solicitation Period” shall have the meaning set forth in Section 10.8(a).

“Non-Transferred Inbound IP Licenses” shall have the meaning set forth in Section 2.4(b).

“Non-Transferring Employee” shall have the meaning set forth in Section 9.1(d).

“Notice Period” shall have the meaning set forth in Section 8.4(a).

“Offer Letter” shall have the meaning set forth in Section 9.1(a).

“Open Incoming POs” shall mean all purchase orders, release orders and similar agreements regarding the Seller Products from customers and distributors, governed by the Seller’s standard terms and conditions as made available to the Purchaser on or before the date hereof, to the extent that the Seller Products have not been shipped to such customers or distributors on or prior to the Closing Date.

“Open Outgoing POs” shall mean all purchase orders, release orders and similar agreements with the Seller’s manufacturers, suppliers and other vendors with respect to the Business, governed by the Seller’s standard terms and conditions as made available to the Purchaser on or before the date hereof, to the extent that the applicable product or service has not been delivered or rendered to the Seller on or prior to the Closing Date.

“Outbound IP Licenses” shall have the meaning set forth in Section 2.4(a).

“Parties” shall have the meaning set forth in the Preamble.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Permitted Encumbrances” shall mean (i) Encumbrances specifically described in Section 10.18(a) of the Seller Disclosure Schedules; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of Business and which would not impair the operation of the Business; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (iv) Encumbrances arising under the Transferred Contracts; (v) with respect to leased real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions; (vi) Encumbrances incurred in the ordinary course of business since October 3, 2008; and (vii) Encumbrances that would not materially impair the conduct of the Business, or the use or value of the relevant Transferred Asset.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or Governmental Entity.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

For an asset to be deemed to be “primarily” related to, used or held for use by the Business, 80% or more of its usage must be for the benefit of the Business.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Prohibited Transaction” shall have the meaning set forth in Section 4.6(a).

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” shall have the meaning set forth in Section 1.3(b).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Closing Certificate” shall have the meaning set forth in Section 6.8.

“Purchaser Disclosure Schedules” shall have the meaning set forth in Section 3.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Purchaser Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse changes and effects, would or would reasonably be expected to prevent or delay for more than ten (10) weeks the Purchaser’s consummation of the transactions contemplated hereby or under the Securities Purchase Agreement.

“Purchaser’s Calculation” shall have the meaning set forth in Section 1.4(a).

“Registered IP” shall mean all of the following rights included within the Transferred IP: (i) all issued patents and filed patent applications; (ii) all registered copyrights; and (iii) all registered trademarks.

“Remaining Employees” shall mean the Specified Employees to whom the Purchaser will not extend an offer of employment, who shall be listed on Schedule 10.18(b) which will be delivered by the Purchaser to the Seller thirty (30) days prior to the Closing.

“Required Financial Statements” shall have the meaning set forth in Section 4.11.

“Restricted Employee” shall have the meaning set forth in Section 10.8(a).

“Restricted Products” shall have the meaning set forth in Section 10.8(b).

“Retention Plan” shall have the meaning set forth in Section 4.15.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated the date hereof, between the Purchaser and TWVC.

“Seller” shall have the meaning set forth in the Preamble.

“Seller 401(k) Plan” shall have the meaning set forth in Section 9.9.

“Seller Affiliate” shall have the meaning set forth in Section 2.1.

“Seller Closing Certificate” shall have the meaning set forth in Section 5.9.

“Seller Disclosure Schedules” shall have the meaning set forth in Section 2.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3(a).

“Seller’s Knowledge” or any similar phrase means the collective knowledge, after due and reasonable investigation, of the officers of the Seller and those other individuals listed on Schedule 10.18(c).

“Seller Material Adverse Effect” shall mean any result, occurrence, change, event, circumstance, fact or effect (each, an “Effect”) that, individually or in the aggregate with any such other Effects (regardless of whether or not such Effect constitutes a breach of the representations and warranties made by the Seller in this Agreement), is or is reasonably likely to be materially adverse to the Business or Transferred Assets (taken as a whole), provided, that in determining whether a Seller Material Adverse Effect has occurred, there shall be excluded any Effect on the Business or Transferred Assets relating to or arising in connection with (a) changes in Legal Requirements or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (provided that such conditions do not have a materially disproportionate impact on the Transferred Assets or Business), (b) the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) (provided that such conditions do not have a materially disproportionate impact on the Transferred Assets or Business), (c) general business or economic conditions (provided that such conditions do not have a materially disproportionate impact on the Transferred Assets or Business), (d) conditions generally affecting the industry in which the Business operates (provided that such conditions do not have a materially disproportionate impact on the Transferred Assets or Business), (e) the announcement or pendency of the transactions contemplated by any of the Transactional Agreements, (f) the occurrence, announcement or pendency of the transactions contemplated by any of the Transaction Documents (as such term is defined in the Securities Purchase Agreement), (g) any failure by Seller to meet any internal projections or analyst estimates (but not the underlying reasons for the failure to meet any internal projections or analyst estimates), and (h) any action taken by the Seller at the written request of the Purchaser or that the Purchaser consents to in writing.

“Seller Plan” shall have the meaning set forth in Section 2.8(a).

“Seller Product” shall mean any product designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Business.

“Seller Required Approvals” shall have the meaning set forth in Section 2.12.

“Seller’s Objection” shall have the meaning set forth in Section 1.4(b).

“Severance Costs” shall have the meaning set forth in Section 9.1(f).

“Specified Employees” shall mean: (i) the employees of the Seller (or an Affiliate of the Seller) identified on Schedule 10.18(d) who serve the Business and who remain employees of the Seller (or an Affiliate of the Seller) immediately prior to the Closing; (ii) certain employees of the Seller (other than the Restricted Employees of the Seller) who (A) perform selling, general or administrative functions for the Business, (B) were included in a list of employees performing such functions previously provided by the Seller to the Purchaser for the purpose of potential designation by the Purchaser of such employees as “Specified Employees”, and (C) who remain employees of the Seller (or an Affiliate of the Seller) immediately prior to the Closing, who shall be listed on Schedule 10.18(e) which will be delivered by the Purchaser to the Seller no later than thirty (30) days prior to the Closing, and (iii) each additional employee hired by the Seller (or an Affiliate of the Seller) after the date of this Agreement either (A) to replace an employee identified on Schedule 10.18(d) or (B) in the ordinary course of business consistent with past practices to primarily serve the Business in any place, provided that in the case of any such additional employee hired pursuant to either (A) or (B) the Purchaser has consented to the addition of such employee as a Specified Employee and such employee remains an employee of the Seller (or an Affiliate of the Seller) immediately prior to the Closing. The Seller shall provide the Purchaser, at least two (2) Business Days prior to Closing, with an updated list of the Specified Employees.

“Straddle Periods” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means any Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by the Seller and/or one or more Subsidiaries, or (ii) whose business and policies the Seller and/or one or more Subsidiaries have the power to direct.

“Superior Proposal” means an unsolicited bona fide Takeover Proposal that the Board of Directors of the Seller has determined in its good faith judgment, after taking into account all legal, financial and regulatory aspects of such Takeover Proposal (including the likelihood of consummation) and the Person making such Takeover Proposal, would result in a transaction more favorable to the Seller’s shareholders from a financial point of view than the transaction contemplated by this Agreement.

“Survival Period” shall have the meaning set forth in Section 8.1.

“Takeover Proposal” means any proposal or offer from any Person (other than the Purchaser) providing for any: (i) acquisition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Seller; (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of more than 50% of the voting power of the Seller; (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning at least 50% of the voting power of the Seller; or (iv) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Seller; in each case, which is contingent on the termination of this Agreement.

“Tax Returns” means all reports and returns required to be filed with respect to Taxes, including elections, declarations, disclosures, schedules, estimates and information returns.

“Taxes” means all federal, state, local and foreign taxes and fees, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, registration, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto or with respect to failure to duly file, when due, any Tax Return, and any interest in respect of such additions or penalties, whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transactional Agreements” shall mean: (i) the Agreement; (ii) each of the Ancillary Agreements; and (iii) all bills of sale, assignments, business transfer agreements and other agreements delivered or to be delivered in connection with the transactions contemplated by the Agreement.

“Transactions” shall mean: (i) the execution and delivery of the respective Transactional Agreements; and (ii) all of the transactions contemplated by the respective Transactional Agreements, including: (A) the sale of the Transferred Assets by the Seller to the Purchaser in accordance with the Agreement; (B) the assumption of the Assumed Liabilities by the Purchaser in accordance with the Agreement; and (C) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 1.8(a).

“Transferred Assets” shall have the meaning set forth in Section 1.1.

“Transferred Contracts” shall have the meaning set forth in Section 1.1(d).

“Transferred Fixed Assets” shall have the meaning set forth in Section 1.1(e).

“Transferred Inbound IP Licenses” shall have the meaning set forth in Section 2.4(b).

“Transferred Inventory” shall have the meaning set forth in Section 1.1(c).

“Transferred IP” or “Transferred Intellectual Property” shall mean, collectively, the Transferred Patents and the Transferred Non-Patent IP.

“Transferred Non-Patent IP” shall have the meaning set forth in Section 1.1(b).

“Transferred Patents” shall have the meaning set forth in Section 1.1(a).

“Transition Services Agreement” shall mean an agreement by and between the Seller and the Purchaser in substantially the form of Exhibit E, with Schedules A and B to such agreement to be mutually agreed by the Parties prior to the Closing, each acting in good faith.

“Trustee” shall have the meaning set forth in Section 2.24.

“TWVC” shall mean Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership.

“USCIS” shall have the meaning set forth in Section 9.3.

“Vacation Accrual” shall have the meaning set forth in Section 1.6(a).

“VAT” shall mean value added taxes.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar Legal Requirement under state or local law.

The Parties have caused this Agreement to be executed as of the date first written above.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Michael Gulett
Name:	Michael Gulett
Title:	President and Chief Executive Officer

CONEXANT SYSTEMS, INC.

By:	/s/ Scott Mercer
Name:	Scott Mercer
Title:	CEO

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